Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267821

PROSPECTUS SUPPLEMENT

To Prospectus dated October 28, 2022

LUXURBAN HOTELS INC.

(formerly CorpHousing Group Inc.)

4,191,490 shares of Common Stock
offered by Selling Stockholders

This prospectus supplement relates to the prospectus dated October 28, 2022 (the “prospectus”), as previously supplemented on November 9, 2022 and November 15, 2022, that is part of registration statement that registers the resale by the selling stockholders (the “Selling Stockholders”) identified therein (and their permitted transferees) from time to time of up to an aggregate of (a) 2,003,239 shares of our common stock issuable to them upon conversion of 2022 Investor Financing Notes (as defined therein), (b) 2,156,251 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Warrants (as defined therein) and (c) 32,000 shares of our common stock issuable to them upon exercise of our 2022 Investor Financing Agent Warrants (as defined therein).

We are not selling any securities under the prospectus as supplemented hereby and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive up to $8,765,800 aggregate gross proceeds from sales of common stock upon cash exercises of the 2022 Investor Financing Warrants and the 2022 Investor Financial Agent Warrants.

The Selling Stockholders may sell or otherwise dispose of the common stock described in the prospectus as supplemented hereby in a number of different ways and at varying prices. See “Plan of Distribution” in the prospectus for more information.

This prospectus supplement is being filed to update and supplement the information previously included in the prospectus, as previously supplemented, with our most current investor presentation, recent promissory note financing and related information, which was furnished in the Current Reports on Form 8-K each filed with the Securities and Exchange Commission on November 28, 2022.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is currently listed on The Nasdaq Capital Market or “Nasdaq”, under the symbol “LUXH”. On November 25, 2022, the last reported sales price of our common stock, as reported on The Nasdaq Capital Market, was $1.46 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 28, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2022

LuxUrban Hotels Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41473	82-3334945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Biscayne Blvd, Suite 253, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) -723-7368

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	LUXH	The Nasdaq Stock Market LLC

Item 7.01 Regulation FD Disclosure.

On or about November 28, 2022, representatives of LuxUrban Hotels Inc. (the “Company”) will begin making presentations using the Investor Presentation attached to this Current Report on Form 8-K as Exhibit 99.1 (the “Investor Presentation”) and incorporated herein by reference.  The Company expects to use the Investor Presentation, in whole or in part, and possibly with modifications, in connection with presentations made from time to time to investors, analysts and others during the fiscal year ending December 31, 2022 and first fiscal quarter of 2023.

The Investor Presentation includes financial information not prepared in accordance with generally accepted accounting principles (“Non-GAAP Financial Measures”). A reconciliation of the Non-GAAP Financial Measures to financial information prepared in accordance with generally accepted accounting principles (“GAAP”), as required by Regulation G, appears as slides in the Investor Presentation. The Company is providing disclosure of the reconciliation of reported Non-GAAP Financial Measures used in the Investor Presentation, among other places, to its comparable financial measures on a GAAP basis. The Company believes that the Non-GAAP Financial Measures provide investors additional ways to view our operations, when considered with both our GAAP results and the reconciliation to net income(loss), which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. We believe the Non-GAAP Financial Measures also provide investors a useful tool to assess shareholder value.

By filing this Current Report on Form 8-K and furnishing the information contained herein, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

The information contained in the Investor Presentation is summary information that is intended to be considered in the context of the Company's Securities and Exchange Commission (“SEC”) filings and other public announcements that the Company may make, by press release or otherwise, from time to time.  The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is warranted.  Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description
99.1	Investor Presentation (November 2022)(including Non-GAAP Financial Measures Reconciliation Tables)
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 28, 2022	LUXURBAN HOTELS INC.

	By:	/s/ Shanoop Kothari
Name: Shanoop Kothari
Title: Chief Financial Officer

Exhibit 99.1

1 Investor Presentation November 2022 Acquiring and managing a growing portfolio of short - term hotel rental properties in major metropolitan cities. Lafayette Hotel, New Orleans

2 This presentation contains forward - looking statements, including with respect to the expected closing of noted lease transactions and continued closing on additional leases for properties in the Company’s pipeline, as well the Company’s anticipated ability to commercialize efficiently and profitably the properties it leases and will lease in the future . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those set forth under the caption “Risk Factors” in the prospectus forming part of the Company’s Registration Statement on Form S - 1 (File No . 333 - 262114 ), declared effective by the Securities and Exchange Commission (“SEC”) on August 11 , 2022 . Generally, such forward - looking information or forward - looking statements can be identified by the use of forward - looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or may contain statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "will continue", "will occur" or "will be achieved" . Forward - looking information may relate to anticipated events or results including, but not limited to business strategy, leasing terms, high - level occupancy rates, and sales and growth plans . The financial projections provided herein are based on certain assumptions and existing and anticipated market, travel and public health conditions, all of which may change . The forward - looking information and forward - looking statements contained in this presentation are made as of the date of this presentation, and the Company does not undertake to update any forward - looking information and/or forward - looking statements that are contained or referenced herein, except in accordance with applicable securities laws . The Company seeks to achieve profitable, long - term growth by monitoring and analyzing key operating metrics, including EBITDA . The Company defines EBITDA as net income before interest, taxes, and depreciation . The Company’s management uses this non - GAAP financial metric and related computations to evaluate and manage the business and to plan and make near and long - term operating and strategic decisions . The management team believes this non - GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results . Management reviews the use of its primary key operating metrics from time - to - time . EBITDA is not intended to be a substitute for any GAAP financial measure and as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry . The Company’s management team believes it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business . The Company defines adjusted cash net income as net income (loss) before non - cash income taxes, stock compensation expense, depreciation and amortization, warrant expense, and exit costs related to its planned exit from its legacy apartment rental business . The Company believes that adjusted net income is useful to investors as a measure of a company's operating performance, without regard to generally non - recurring items and non - cash activity . For purposes of the guidance provided herein for the years ending December 21, 2022 and 2023, estimating such GAAP measures w ith the required precision necessary to provide a meaningful reconciliation could not be accomplished without unreasonable effort. Non - GAAP measures for future periods which cannot be reconciled to the most comparable GAAP financial measures are calculated in a manner which is consistent with the accounting policies applied in the Co mpany’s consolidated financial statements. A reconciliation of net income (loss) to EBITDA, net income (loss) to adjusted EBITDA, and net income (loss) to adjusted net inc ome is included in the financial tables included in the company’s Quarterly Report on Form 10 - Q for the three and nine months ended September 30, 2022 filed on November 14, 2022, under the section thereof entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Reconciliation of Unaudited Historical Results to EBITDA.” DISCLAIMER

OVERVIEW: Creating Win-Win Opportunities

LUXURBAN HOTELS

Long-Term Lease, Asset Light Business Model

Property Portfolio and Pipeline

Leveraging Technology to Drive Results

Downside Tested

- Business survived, and grew, during COVID

Growth Strategy

($ in MMs)

Net Rental Revenue
$6.6
$11.6
Q3 '21
Q3 '22
Gross Profit
$0.8
$4.9
Q3 '21
Q3 '22
Adjusted Net Income *
$0.0
$0.6
Q3 '21
Q3 '22
Adjusted EBITDA *
$0.6
$2.4
Q3 '21
Q3 '22

* Non-GAAP measure; see reconciliation tables in this presentation

3

3 OVERVIEW: Creating Win - Win Opportunities Long - Term Lease, Asset Light Business Model • Multi - Year Master Lease Agreements (MLAs) • Focused on dislocated hotel properties, including those impacted by COVID - 19 Property Portfolio and Pipeline • Growing U.S. presence; density + new locations • Targeting international expansion by 2023 Leveraging Technology to Drive Results • Occupancy, ADRs, and RevPAR improving • Available on multiple third - party travel sites Downside Tested • Business survived, and grew, during COVID Growth Strategy • Fully funded growth for 2022 & 2023 • Margin enhancement initiatives underway SERVICE Net Rental Revenue Gross Profit Adjusted Net Income * Adjusted EBITDA * $11.6 $6.6 $0.8 $4.9 $0.6 $0.0 $2.4 $0.5 Q3 ‘21 Q3 ‘21 Q3 ‘21 Q3 ‘21 Q3 ‘22 Q3 ‘22 Q3 ‘22 Q3 ‘22 * Non - GAAP measure; see reconciliation tables in this presentation ($ in MMs)

4 OUR VALUE PROPOSITION For property owners, stable cash flow, increased occupancy, improved ROI, with fewer operating responsibilities For business and vacation travelers, quality accommodations in destination locations with high - touch service LuxUrban properties available on dozen of the industry’s most popular travel sites $893 BN Global Travel Accommodation Market (1) Initiatives underway to expand margins, generate positive cash flows, and drive profitability $1 in unit growth = ~$1 in incremental EBITDA The Tuscany, New York (1) “ Travel Accommodation Market Outlook   —   2026 ” published by Allied Market Research.

5 GLOBAL TRAVEL ACCOMODATION MARKET $893 BN by 2026 4.5% CAGR from 2019 to 2026 Location Safety Cleanliness Quality of Service Convenience Aesthetic Value LuxUrban provides vacation and business travelers with accommodations as an alternative to chain hotels, motels and Airbnb - type properties that satisfy all of the criteria that are most important to travelers: Source: “ Travel Accommodation Market Outlook   —   2026 ” published by Allied Market Research.

6 GEOGRAPHIC FOOTPRINT London, United Kingdom Paris, France NYC (4) Washington, DC (1) Miami Beach, FL (4) New Orleans, LA (1) 2023 Target Cities

7 INDUSTRY RECOVERY FROM COVID - 19 2018 2019 2020 2021 9 Mo. 9/30/22 $160 $157 $103 $122 $149 RevPAR and Occupancy Rates on the Rise 86% 84% 61% 72% 87%

8 REBEL HOTEL COMPANY (1) • Rebel offers a full - service, technology driven hospitality management platform • Rebel will assume a variety of operational responsibilities associated with LuxUrban’s current and future New York City hotel portfolio • Managing day - to - day hotel operations • Scale - driven efficiencies • Sales, marketing and branding • Preferred pricing • Will allow LuxUrban to focus more of its resources on growth and expansion opportunities • Collaboration expected to deliver margin enhancements that LuxUrban would not otherwise realize until at least 2024 See our Current Report on Form 8 - K filed with the SEC on November 8, 2022.

9 ON - LINE TRAVEL AGENT PARTNERSHIPS

10 ASSET LIGHT CASE STUDIES Low High $6.3 M $9.8 M Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 167 rooms] $4.4 M $6.9 M Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 118 rooms] The Blakely Hotel, NYC (October 2021) • 118 - rooms • 15 - year lease • Refundable letter of credit / refundable security deposit POTENTIAL ANNUAL NET REVENUE Marriot Herald Square, NYC (April 2022) • 167 - rooms • 10 - year lease • Refundable letter of credit / refundable security deposit Low High POTENTIAL ANNUAL NET REVENUE

11 Low High $8.2 M $12.7 M Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 80 rooms] Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 217 rooms] ASSET LIGHT CASE STUDIES Georgetown Suites Harbour Washington, DC (July 2022) • 80 - rooms • 10 - year lease • Refundable letter of credit / refundable security deposit POTENTIAL ANNUAL NET REVENUE Low High $3.0 M $4.7 M Downtown NYC Luxury Hotel (September 2022) • 217 - rooms • 15 - year lease • Refundable letter of credit / refundable security deposit POTENTIAL ANNUAL NET REVENUE

12 ASSET LIGHT CASE STUDIES Low High $4.7 M $7.2 M Low High $2.3 M $3.5 M Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 124 rooms] Note: Calculated by using historical low / high Revenue Per Available Room (RevPAR) [[($103 or $160) x 365 days per year x 60 rooms] Tuscany Hotel, NYC (September 2022) • 124 - rooms • 15 - year lease • Refundable letter of credit / refundable security deposit POTENTIAL ANNUAL NET REVENUE Lafayette Hotel, New Orleans (September 2022) • 60 - rooms • 15 - year lease • Refundable letter of credit / refundable security deposit POTENTIAL ANNUAL NET REVENUE

13 FINANCIAL OVERVIEW AND OUTLOOK 13 IDENTIFY $5.4 $8.3 $21.4 $30.9 $42 - $46 $100 - $110 Net Revenue (in MMs) CAGR (2019 - 2021) = 99% CAGR (2019 – 2023 E * ) = 110% * Measured at midpoint of estimate Net Revenue EBITDA / Adj. EBITDA $(0.1) $(4.0) $(0.6) $6.5* $7 - $9 $16 - $20 FY 2021 (1) FY 2020 (1) FY 2019 (1) YTD 2022 (2) FY 2022 (E) FY 2023 (E) (1) See audited financial statements included in Company’s Registration Statement of Form S - 1 (No. 333 - 2622117) (2) See unaudited financial statements included in Company’s Form 10 - Q filed November 14, 2022. *Adj. EBITDA

14 UNIT ECONOMICS: Profitable Despite Negative Effect of COVID Net Revenue Cost of Revenue Gross Profit Adj. Net Income* Adj. EBITDA * $18,055 $13,000 $5,056 $1,349 $3,731 $4,146 $2,963 $18,997 $13,750 $5,247 1 Q 2022 (1) 2Q 2022 (2) 3Q 2022 (3) $20,272 $11,710 $8,562 $1,077 $4,169 (1) See audited financial statements included in Company’s Registration Statement of Form S - 1 (No. 333 - 2622117) (2) See unaudited financial statements included in Company’s Form 10 - Q filed September 26, 2022. (3) See unaudited financial statements included in Company’s Form 10 - Q filed November 14, 2022. * Non - GAAP measure. See unaudited financial statements included in Company’s Form 10 - Q filed November 14, 2022, and reconciliation slides in this presentation.

15 2022 FINANCIAL RESULTS & 2022 - 2023 GUIDANCE Periods Ended September 30, 2022 (Unaudited, in 000s) Q3 2022 Q3 2021 9 Mos. 2022 9 Mos. 2021 FY 2022 (E) FY 2023 (E) Net Rental Revenue $11,575 $6,646 $30,876 $14,135 $42,000 - $46,000 $100,000 - $110,000 Cost of Revenue $6,686 $5,853 $20,617 $13,774 Gross Profit $4,889 $793 $10,259 $361 General & Administrative Expenses $5,311 $262 $7,176 $1,611 Loss Before Benefit from Income Taxes $(3,968) $(36) $(1,036) $(2,476) Net (Loss) $(3,218) $(36) $(1,036) $(2,476) Adjusted Net Income * $615 $ (36) $3,550 $(2,476) Adjusted EBITDA* $2,380 $531 $6,475 $(1,249) $7,000 - $9,000 $16,000 - $20,000 * Non - GAAP measure; see reconciliation included in Company’s Form 10 - Q filed November 14, 2022 and reconciliation slides in this presentation.

16 RECONCILIATION OF NET LOSS TO EBITDA & ADJUSTED EBITDA EBITDA is defined as net income or loss before the impact of interest, taxes and depreciation and amortization. Adjusted EBIT DA is defined as EBITDA before the impact of non - cash expenses (stock compensation expense) and non - recurring costs to exit SoBeNY . EBITDA and adjusted EBTIDA are key measures of our financial performance and measures our efficiency and operating cash flow before financing costs, taxes and working capital n eed s. We utilize EBITDA and adjusted EBITDA because they provides us with an operating metric closely tied to the operations of the business. Three Months Ended September 30 (unaudited) Nine Months Ended September 30 (unaudited) 2022 2021 2022 2021 Net Income (loss) $ (3,217,562) $ (35,928) $ (1,035,720) $ (2,475,966) Provision for Income Taxes $ (750,000) $ — $ — $ — Interest and Financing cost $ 4,151,578 $ 566,924 $ 5,311,457 $ 1,226,931 Depreciation Expense $ 2,464 $ — $ 5,020 $ — EBITDA $ 186,480 $ 530,996 $ 4,280,757 $ (1,249,035) Stock Compensation Expense $ 358,285 $ — $ 358,285 $ — Exit SoBeNY Costs $ 1,835,571 $ — $ 1,835,571 $ — Adjusted EBITDA $ 2,380,336 $ 530,996 $ 6,474,613 $ (1,249,035)

17 RECONCILIATION OF NET LOSS TO ADJUSTED CASH NET INCOME (LOSS) Three Months Ended September 30 (unaudited) Nine Months Ended September 30 (unaudited) 2022 2021 2022 2021 Net Income (loss) $ (3,217,562) $ (35,928) $ (1,035,720) $ (2,475,966) Provision for Income Taxes $ (750,000) $ — $ — $ — Stock Compensation Expense $ 358,285 $ — $ 358,285 $ — Depreciation Expense $ 2,464 $ — $ 5,020 $ — Warrant Expense $ 2,386,369 $ — $ 2,386,369 $ — Cash Net Income (loss) $ (1,220,444) $ (35,928) $ 1,713,954 $ (2,475,966) Exit SoBeNY Costs $ 1,835,571 $ — $ 1,835,571 $ — Adjusted Cash Net Income $ 615,127 $ (35,928) $ 3,549,525 $ (2,475,966) Cash Net Income is defined as net income or loss before the impact of non - cash expenses such as: taxes, depreciation and amortiz ation, stock compensation expense, warrant expense. Adjusted Cash Net Income adjusts for the non - recurring costs associated with the exit of SoBeNY . Cash Net Income and A djusted Cash Net Income are key measures of our financial performance and measures our efficiency and operating cash flow before non - cash items a nd the exit of SoBeNY . We utilize Cash Net Income and Adjusted Cash Net Income because they provides us with an operating metric closely tied to the operations of the business.

18 EBITDA is defined as net income or loss before the impact of interest, taxes and depreciation and amortization. Adjusted EBIT DA is defined as EBITDA before the impact of non - cash expenses (stock compensation expense) and non - recurring costs to exit SoBeNY . EBITDA and adjusted EBTIDA are key measures of our financial performance and measures our efficiency and operating cash flow before financing costs, taxes and w ork ing capital needs. We utilize EBITDA and adjusted EBITDA because they provides us with an operating metric closely tied to the operations of the bu sin ess. Twelve Months Ended December 31 2019 2020 2021 Net (Loss) Income $ (477,599) $ (4,615,725) $ (2,233,384) Interest and Financing cost $ 374,026 $ 577,769 $ 1,626,565 EBITDA and Adjusted EBITDA $ (103,573) $ (4,037,956) $ (606,819) FY 2019 - 2021 RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2022

LuxUrban Hotels Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41473	82-3334945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Biscayne Blvd, Suite 253, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) 723-7368

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	LUXH	The Nasdaq Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement.

On November 23, 2022, LuxUrban Hotels Inc. (the “Company” or “we” and related pronouns), consummated a loan agreement (the “Loan Agreement”) with private investors under which we sold the investors 15% original issue discount notes having an aggregate principal amount of $2,875,000 (“November 2022 Investor Notes”). The November 2022 Investor Notes bear interest at 5% per annum, with all accrued interest payable at maturity (May 27, 2023).

The Loan Agreement continues our existing relationship with the investors to which we previously sold, in private placements, 15% original issue discount notes (“Prior Investor Notes”) and five-year warrants (“Prior Investor Warrants”). As of the date of this Current Report and giving effect to the November 2022 Investor Notes, we have approximately $9.4 million aggregate principal amount of promissory notes outstanding.

The November 2022 Investor Notes (together with the Prior Investor Notes) are secured by a first priority security interest in all of our assets until such time as such notes are repaid or, in the case of the Prior Investor Notes, repaid or alternatively converted into our common stock, under the terms thereof. The November 2022 Investor Notes are not convertible into equity in any respect and no warrants were issued in connection with the Loan Agreement.

The funds we received under the November 2022 Investor Notes will be used as cash collateral for letters of credit delivered as security deposits in connection with the leasing of hotel properties and for general corporate and working capital purposes

We may prepay the November 2022 Investor Notes (pro ratably with the Prior Investor Notes) in whole or in part at any time or from time to time, upon at least five (5) business days prior written notice to the note holders, during which period such holders shall have the opportunity to exercise certain conversion rights as further described herein. If we exercise our right to prepay the notes, we shall make payment to the holders within three (3) business days after such five (5) business day period of an amount in cash equal to the sum of the then outstanding principal amount of the notes and accrued interest thereon, plus a prepayment premium equal to 15% of the principal amount of the notes being prepaid.

we also entered into the Revenue Share Agreement with the investors attached as an exhibit to this Current Report.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth above in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description
10.1†	Form of November 2022 Investor Note
10.2†	Loan Agreement
10.3†	Amended and Restated Security and Guaranty Agreement
10.4	Revenue Share Agreement
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)

†

Certain of the exhibits and schedules to this agreement have been omitted in accordance with Regulation S-K

Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 28, 2022	LUXURBAN HOTELS INC.

	By:	/s/ Shanoop Kothari
Name: Shanoop Kothari
Title: Chief Financial Officer

Exhibit 10.1

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUER OF THIS NOTE WILL MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) THE YIELD TO MATURITY OF THE NOTE, AND (4) ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE BY U.S. TREASURY REGULATIONS UPON RECEIVING A WRITTEN REQUEST FOR SUCH INFORMATION AT THE FOLLOWING ADDRESS: 2125 BISCAYNE BLVD., SUITE 253, MIAMI, FLORIDA 33137.

Dated as of: November [ ], 2023	Loan Amount:	$[ ]
Maturity Date: May 27, 2023	Original Issue Discount:	$[ ]
Interest Rate: 5%	Original Principal Amount:	$[ ]

SERIES D 15% OID SENIOR SECURED PROMISSORY NOTE

DUE MAY 27, 2023

THIS SERIES D 15% OID SENIOR PROMISSORY NOTE is one of a series of duly authorized and validly issued Series D 15% OID Senior Secured Promissory Notes of LuxUrban Hotels Inc., a Delaware corporation (the “Company”), having its principal place of business at 2125 Biscayne Boulevard, Suite 253, Miami, Florida 33137, designated as its Series D 15% OID Senior Promissory Notes (this Note, the “Note” and, collectively with the other Notes of such series, the “Notes”).

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of [ ] or its registered assigns or successors-in-interest (the “Holder”), or shall have paid pursuant to the terms hereunder, an amount equal to the original principal amount set forth above on May, 27, 2023 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof.

This Note is being issued pursuant to that Loan Agreement dated as of November 23, 2022 (the “Loan Agreement”) between the Company and the Holder (defined below) and the other lenders, if any, that are parties thereto.

This Note is subject to the following additional provisions:

1.            Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 49% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three-year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Delaware Courts” shall have the meaning set forth in Section 7(d).

“Event of Default” shall have the meaning set forth in Section 6(a).

“Late Fees” shall have the meaning set forth in Section 2(c).

“Mandatory Default Amount” means the payment of 130% of the outstanding principal amount of this Note and accrued and unpaid interest hereon, in addition to the payment of all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“Note Register” shall have the meaning set forth in Section 2(b).

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.            Interest and Repayments.

(a)            Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Note at the rate of five percent (5%) per annum. All interest payments hereunder will be payable in cash. Accrued and unpaid interest shall be due on payable on the Maturity Date, or as otherwise set forth herein.

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(b)          Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

(c)            Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”), which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full.

(d)           Repayment. The Notes shall be repaid by the Company pro rata on the dates and in the aggregate amounts set forth on Schedule A hereto and may be repaid by the Company in whole or in part at any other time or from time to time, upon at least five (5) Business Days prior written notice to the Holder, or such shorter period as shall be acceptable to the Holder. If the Company exercises its right to repay this Note at any time other than as set forth on Schedule A hereto, the Company shall make payment to the Holder within three (3) Business Days after such five (5) Business Day period. Any repayment of this Note shall be in an amount, payable in cash, equal to the sum of the principal amount of this Note to be repaid on such date and accrued interest thereon, plus a repayment premium equal to 15% of the principal amount of this Note to be repaid.

3.            Registration of Transfers and Exchanges.

(a)         Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b)            Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4.            [Reserved].

5.          Adjustment for More Favorable Terms Contained in Future Financings. So long as this Note is outstanding, upon any issuance by the Company or any of its subsidiaries of any debt instrument with any term that would reasonably be deemed more favorable to the holder of such debt instruments as compared to the terms afforded the Holder under this Note, then the Company shall notify the Holder of such term or terms in writing (“MFT Notice”), and at the Holder’s election, exercisable by written notice to the Company within ten days of Holder’s receipt of the MFT Notice such term or terms shall become a part of this Note and its supporting documentation. The types of terms contained in the other debt instrument that may be more favorable to the holder of such security include, but are not limited to, terms addressing interest rates, original issue discount percentages and prepayment penalties, however, that no term relating to the conversion of any security or debt instrument to common stock of the Company shall be subject to this provision prior to March 1, 2022.

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6.            Events of Default.

(a)            “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.            any default in the payment of (A) the principal amount of any Note or (B) interest, liquidated damages and other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five (5) Trading Days;

ii.            the Company shall materially fail to observe or perform any other covenant or agreement contained in the Notes, which failure is not cured, if possible to cure, within the earlier to occur of (A) seven (7) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) ten (10) Trading Days after the Company has become or should have reasonably become aware of such failure;

iii.            the Company shall materially fail to observe or perform any other covenant or agreement contained in, or a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under the specific terms of, any of the other Transaction Documents which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) ten (10) Trading Days after the Company has become or should have become aware of such failure;

iv.            any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.            the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

vi.            the Company shall be a party to any Change of Control Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

vii.            if the Company or any Significant Subsidiary shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) make a general assignment for the benefit of creditors, (iii) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country, or (iv) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (v) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

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viii.            if any order, judgment or decree shall be entered, without the application, approval or consent of the Company or any Significant Subsidiary, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Company or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

ix.            the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Company or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

x.            the Company or any subsidiary shall default on any of its obligations under any mortgage(s), credit agreement(s) or other facility, indenture agreement(s), factoring agreement(s) or other instrument(s) under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involve(s) obligations greater than $100,000 in the aggregate, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

xi.            any monetary judgement, writ or similar final process shall be entered or filed after the date hereof against the Company, any subsidiary or any of their respective property or assets for more than $100,000, and such judgement, writ or similar process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

xii.            the lease or sublease of the Company or any Affiliate of the Company with respect to any Property that is subject to Section 5.1 of the Loan Agreement is terminated (“Revenue Share-Related Property Lease Termination”) or any Property subject to Section 5.1 of the Loan Agreement is closed for business for a period of more than 90 days (such 90th day, the ”Revenue Share-Related Property Closure Trigger Date”), in each case without the Company providing a Replacement Property for same as prescribed by Section 5.1 of the Loan Agreement within 30 days of a Revenue Share-Related Property Lease Termination or prior to the Revenue Share-Related Property Closure Trigger Date, as applicable.

(b)            Remedies Upon Event of Default. If any Event of Default occurs, then the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount.  After the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an additional interest rate equal to the lesser of 2.0% per month (24% per annum) or the maximum rate permitted under applicable law.  Upon the payment in full of this Note, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

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7.            Security. This Note is secured by the Amendment to Security Agreement (as defined in the Loan Agreement), executed by the Company and its subsidiaries in favor of the Holders encumbering the collateral set forth therein, as more specifically set forth in the Amendment to Security Agreement, all the terms and conditions of which are hereby incorporated into and made a part of this Note.

8.            Guaranty.  All amounts payable under this Note are guaranteed by Brian Ferdinand as more specifically set forth in the Guaranty annexed to this Note.

9.            Miscellaneous.

(a)            Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email (with a copy by a nationally recognized overnight courier, signature required), or sent by a nationally recognized overnight courier service, signature required, addressed to the Company, at the address set forth above, or such other email or other psychical address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email (with a copy by a nationally recognized overnight courier, signature required), or sent by a nationally recognized overnight courier service, signature required, addressed to each Holder at the email or other physical address of the Holder appearing on the books of the Company, or if no such email or other physical address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Loan Agreement, with a copy to counsel of the Holder as set forth in the Loan Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email prior to 12:00 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email on a day that is not a Trading Day or later than 12:00 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, signature required or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)            Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(c)            Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d)            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the federal courts sitting in the State of Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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(e)            Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(f)            Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(g)            Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

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(h)            Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)            Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(j)            Cost of Collection. If default is made in the payment of this Note, the Company shall pay to the Holder, and reimburse the Holder for, all costs of collection, including reasonable attorneys’ fees. Such amounts spent by the Holder shall be added to the principal amount of this Note at the time of such expenditure.

*********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

LuxUrban Hotels Inc.

By:
	Name:	Brian Ferdinand
	Title:	Chief Executive Officer

Email address for delivery of Notices: brian@luxurbanhotels.com

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ANNEX A

REPAYMENT SCHEDULE

Date of Payment	Principal Amount	Pre-Payment Premium	Interest Payment
1/02/2023	$1,086,956.52	$163,043.48	All accrued interest to date of payment
1/30/2023	1,086,956.52	163,043.48	All accrued interest to date of payment
5/27/2023	701,086.96	105,163.04	All accrued interest to date of payment

GUARANTY

FOR VALUE RECEIVED, Brian Ferdinand, an individual residing at 224 Muttontown Eastwoods Road, Muttontown, New York 11791 (the “Guarantor”), hereby irrevocably and unconditionally guarantees to the holder of the 15% OID Senior Secured Promissory Note Due May 27, 2023 of LuxUrban Hotels Inc., a Delaware corporation (the “Company”) upon which this Guaranty is endorsed (the “Note”), the due and punctual payment of the principal, interest (including any additional interest required to be paid according to the terms of said Note) and repayment premium on the Note as well as all costs and expenses of collection and enforcement, when and as the same shall become due and payable, all in accordance with the terms of this Note.

The Guarantor hereby agrees that his obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Note; the absence of any action to enforce the same; any waiver or consent by the holder of the Note with respect to any provisions thereof; any dispute, claim, counterclaim, defense or other right which the Guarantor may have to assert against the Holder; or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guaranty will not be discharged, except by complete performance of the obligations contained in the Note and in this Guaranty.

The Guarantor hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Guaranty to constitute the same, the valid, binding and enforceable obligation of the Guarantor have been done and performed in due compliance with all applicable laws.

This Guaranty shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Guaranty shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. The Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware Courts (as defined in the Note) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Guarantor hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to the Guarantor at the address indicated in the first paragraph hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed as of the __ day of November, 2022.

Name: Brian Ferdinand

Exhibit 10.2

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated as of November 23, 2022, between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and each lender identified on the signature pages hereto (each, including its successors and assigns, a “Lender” and collectively, the “Lenders”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, desires to make a loan to the Company that will be evidenced by a Note (as defined herein).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Lender agree as follows:

ARTICLE I.

DEFINITIONS

1.1            Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Notes (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Amendment to Security Agreement” means the Amended and Restated Guaranty and Security Agreement dated the date hereof among the Company and its subsidiaries and Greenle Partners LLC, as secured party, substantially in the form of Exhibit D hereto.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Date” means, with respect to each Closing, the Business Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto in connection with such Closing, and all conditions precedent to (i) the Lenders’ obligations to make the Loan and (ii) the Company’s obligations to deliver the Notes as to such Closing, in each case, have been satisfied or waived.

“Closing” means each closing of the Loans and the issuance of the Notes pursuant to Section 2.1.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.00001 per share, of the Company and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries that would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock.

“Company Counsel” means Graubard Miller, with offices located at 405 Lexington Avenue, New York, New York 10174.

“Disclosure Schedules” shall have the meaning ascribed to such term in Section 3.1.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(r).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Notes” means the outstanding 15% OID Senior Secured Convertible Promissory Notes issued by the Company pursuant to the May 2022 SPA, the June 2022 SPA or the September 2022 SPA, and any promissory notes issued upon registration of transfer thereof or in exchange therefor.

“Existing SPA” means, collectively, the May 2022 SPA, the June 2022 SPA and the September SPA, each as amended to the date hereof.

“Existing Warrants” means the outstanding Warrants issued pursuant to the May 2022 SPA, the June 2022 SPA or the September 2022 SPA to the original purchasers of the Existing Notes, and any warrants issued upon registration of transfer thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“June 2022 SPA” means the Securities Purchase Agreement dated as of June 30, 2022 between the Company and the original purchaser of the Existing Notes issued thereunder, as amended or supplemented from time to time.

“Lender Party” shall have the meaning ascribed to such term in Section 4.10.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Loan Amount” shall mean, as to each Lender, the aggregate amount of the loan to be made to the Company as specified below such Lender’s name under the heading “Loan Amount,” on the signature page hereto executed by such Lender, which amount in United States dollars and in immediately available funds.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“May 2022 SPA” means the Securities Purchase Agreement dated as of May 27, 2022 between the Company and the original purchaser of the Existing Notes issued thereunder, as amended or supplemented from time to time.

“Notes” shall mean all of the Notes issued or issuable pursuant to this Agreement, substantially in the form of Exhibit A hereto.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Property” means hotel property in which a Lender elects to take a Revenue Share as provided in Section 5.1, and each other hotel property that is a replacement property as provided in Section 5.1 or that the Company and the Lenders shall agree in writing is a “Property” for purposes of Section 5.1, including the provisions of Section 5.1(f).

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Revenue Share” shall have the meaning ascribed to such term in Section 5.1.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Amended and Restated Guaranty and Security Agreement dated as of September 30, 2022 between the Company and the holders of the Existing Notes, as amended on the date hereof by the Amendment to Security Agreement and as further amended or supplemented from time to time.

“September 2022 SPA” means the Securities Purchase Agreement dated as of September 30, 2022 between the Company and the original purchaser of the Existing Notes issued thereunder, as amended or supplemented from time to time.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Transaction Documents” means this Agreement, the Notes, the Amendment to Security Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.

THE LOANS

2.1            Closing. The Lenders shall, subject to the terms and conditions hereof, at one or more Closings, lend to the Company up to $2,500,000, which loans (each a “Loan” and collectively, the “Loans”) shall be evidenced by the aggregate principal amount of Notes as set forth on the signature page hereto. The Closing for the Loans will occur, at the mutual election of the Company and the Lenders, at such time or times as the Company and the Lenders shall agree. At each Closing, each Lender shall lend to the Company the amount of its Loan (as set forth on the signature page hereto executed by such Lender, as such signature page may be supplemented or amended) and shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to such Lender’s Loan Amount for such Closing, and the Company shall deliver to each Lender its respective Note for such Closing (as set forth on the signature page hereto executed by such Lender, as such signature page may be supplemented or amended), and the Company and each Lender shall deliver the other items set forth in Section 2.3 deliverable at such Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.3 and 2.4 for such Closing, such Closing shall occur at the offices of the Lender’s counsel or such other location as the parties shall mutually agree.

2.2            Deliveries.

(a)            On or prior to each Closing Date (or as otherwise indicated below), the Company shall deliver or cause to be delivered to each Lender the following:

(i)            at the initial Closing, this Agreement duly executed by the Company;

(ii)            at the initial Closing, the Amendment to Security Agreement, duly executed by the Company and the Subsidiaries of the Company, as applicable;

(iii)            an executed Note in the principal amount equal to the principal amount of Notes to be issued to such Lender at such Closing as set forth on the signature page hereto executed by such Lender; and

(iv)            at each Closing, an officers’ certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying that the representations and warranties of the Company set forth herein are true and correct as of the applicable Closing Date and that the Company has complied with all obligations, covenants and agreements of the Company set forth herein on or prior to the applicable Closing Date, or a bring down letter of such officers relating to the same in a form reasonably acceptable to the Lenders.

(b)            On or prior to each Closing Date, each Lender shall deliver or cause to be delivered to the Company, as applicable, the following:

(i)            at the initial Closing for such Lender, this Agreement duly executed by such Lender;

(ii)            at the initial Closing, the Amendment to Security Agreement, duly executed by such Lender and the Greenle Partners LLC, as collateral agent; and

(iii)            at each Closing, such Lender’s Loan Amount as set forth on the signature page hereto executed by such Lender, by wire transfer to the account specified in writing by the Company.

2.3            Closing Conditions.

(a)            The obligations of the Company hereunder in connection with each Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects on the applicable Closing Date of the representations and warranties of the Lenders contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)            all obligations, covenants and agreements of each Lender required to be performed at or prior to the applicable Closing Date shall have been performed; and

(iii)            the delivery by each Lender of the required items set forth in Section 2.2(b) of this Agreement.

(b)            The respective obligations of the Lenders hereunder in connection with each Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects when made and on the applicable Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein);

(ii)            all obligations, covenants and agreements of the Company required to be performed at or prior to the applicable Closing Date shall have been performed;

(iii)            the delivery by the Company of the required items set forth in Section 2.2(a) of this Agreement; and

(iv)            there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(v)           from the date hereof to the applicable Closing Date, at any time prior to the applicable Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Lender, makes it impracticable or inadvisable to make its Loan at such Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Company. Except as set forth in the disclosure schedules of the Company delivered to the Lenders at the Closing (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Lender:

(a)            Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth in the Company’s Registration Statement on Form S-1 (Registration No. 333-262114) (as so amended, the “Registration Statement”), including under the heading therein entitled “Certain Corporate Information and Definitions” and on Exhibit 21 to the Registration Statement. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, other than the Liens securing the Existing Notes, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b)            Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. Notwithstanding the foregoing, for purposes of this Agreement, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Company operates; (C) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Lenders; (F) any changes in applicable laws or accounting rules (including GAAP (as defined below)) or the enforcement, implementation or interpretation thereof; (G) the announcement, pendency or completion of the transactions contemplated by this Agreement; (H) any natural or man-made disaster or acts of God; or (I) any failure by any Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

(c)            Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)            No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) except as set forth on Schedule 3.1(d) hereto, conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)            Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.6 of this Agreement, (ii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Notes, and (iii) the filing of a Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f)            [Reserved]

(g)            Capitalization. Except for the Existing Notes and the Existing Warrants, the capitalization of the Company is as set forth in on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. Except as set forth in the Existing SPAs, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.1(g) and except as a result of the purchase and sale of the Existing Notes, the Existing Warrants and the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Notes will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Lenders) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for borrowings evidenced by the Notes or the issuance of the Notes. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)            SEC Reports; Financial Statements. Except as set forth on Schedule 3.1(h), the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not and since its incorporation never has been a “shell” company as defined in Section 405 of the Securities Act. The financial statements of the Company (the “Financial Statements”) included in Registration Statement and the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)            Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest balance sheet included in the Financial Statements, except as specifically disclosed in the Registration Statement, including under the heading therein entitled “Prospectus Summary – Recent Developments’ or Schedule 3(i) hereto or in a subsequently filed SEC Report prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, letters of credit relating to accommodation unit properties, and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP and (C) the Existing Notes, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option and restricted stock plans. Except for the transactions prescribed by this Agreement and the other agreements and documents being delivered in connection herewith and the transactions prescribed by the Existing SPA and the other agreements and documents delivered in connection therewith, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by an issuer subject to the reporting obligations of the Exchange Act at the time this representation is made or deemed made that has not been included in Registration Statement, the Disclosure Schedules or the Financial Statements.

(j)            Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Registration Statement, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)            Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. Except as described in the Registration Statement, including under the heading therein entitled “Business – Human Capital,” none of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)            Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority, or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m)           Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)            Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties and (iii) Liens securing the Existing Notes. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(o)            Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)            Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, without limitation, directors and officers insurance coverage at least equal to the initial Subscription Amount. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)           Transactions With Affiliates and Employees. Except as disclosed in the Registration Statement or except as disclosed on Schedule 3.1 (q), including under the heading therein entitled “Certain Relationships and Related Party Transactions,” or as set forth on Schedule 3.1(i), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)            Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. Except as disclosed in the SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(s)            Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Lenders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(t)            Private Placement. Assuming the accuracy of the Lenders’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Notes by the Company to the Lenders as contemplated hereby. The issuance and sale of the Notes hereunder does not contravene the rules and regulations of the Trading Market.

(u)            [Reserved]

(v)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(w)            Registration Rights. Except as disclosed in the Registration Statement, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(x)            Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as may be disclosed in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(y)            Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Lenders or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Lenders will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Lenders regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Lender makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(z)            No Integrated Offering. Assuming the accuracy of the Lenders’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(aa)         Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each of its Subsidiaries (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject as and when due subject to any applicable extensions, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, whether or not shown or determined to be due on such returns, reports and declarations, and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(bb)          [Reserved]

(cc)         Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor any agent or other Person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of FCPA.

(dd)        Accountants. To the knowledge and belief of the Company, the Company’s accounting firm, Grassi & Co., CPAs, P.C.: (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(ee)         No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(ff)          Acknowledgment Regarding Lenders’ Purchase of Notes. The Company acknowledges and agrees that each of the Lenders is acting solely in the capacity of an arm’s length lender with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Lender is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Lender or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Lenders’ making of the Loans. The Company further represents to each Lender that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(gg)         [Reserved].

(hh)         Stock Option Plans. Except as set forth in the Registration Statement, the Company does not currently have or maintain any stock option or other equity incentive plan for its directors, employees or consultants.

(ii)           Regulation M Compliance. The Company has not, and no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the Loans, (ii) sold, bid for, purchased, or paid any compensation for soliciting the Loans, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(jj)           Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(kk)         U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Lender’s request.

(ll)           Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”), and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(mm)       Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

3.2            Representations and Warranties of the Lenders. Each Lender, for itself and for no other Lender, hereby represents and warrants as of the date hereof and as of each Closing Date to the Company as follows (unless as of a specific date therein):

(a)            Organization; Authority. Such Lender is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Lender of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Lender. Each Transaction Document to which it is a party has been duly executed by such Lender, and when delivered by such Lender in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Lender, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)            Experience of Such Lender. Such Lender, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of making its Loan, and has so evaluated the merits and risks of such loan.

(c)            Disclosure of Information. Such Lender acknowledges that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of its Loan and the business, properties, prospects and financial condition of the Company and its Subsidiaries. Any questions raised by Lender concerning the Company and its subsidiaries or the Securities have been answered to the satisfaction of Lender. Such Lender’s decision to make its Loan is based solely on the information obtained during the course of such Lender’s due diligence review and on the response to such questions as Lender has raised concerning the Securities or the Company and its Subsidiaries.

(h)            Unlawful Activities. (i) No part of the funds used by such Lender to make its Loan pursuant to this Agreement has been, or shall be, directly or indirectly derived from, or related to, any activity that may contravene United States federal or state or non-United States laws or regulations, including, without limitation, laws and regulations relating to anti-money laundering, terrorist financing and other illegal activities; (ii) no capital commitment, contribution or payment to the Company by Lender and no distribution to Lender shall cause the Company to be in violation of any applicable anti-money laundering laws or regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) regulations (the “Sanction Regulations”); and (iii) none of the funds of such Lender have been derived from any unlawful activity. Without limiting the foregoing: (1) Lender is in compliance with Executive Order 13224 (September 23, 2001), the rules and regulations of OFAC and any enabling legislation or other executive orders in respect thereof; (2) at all times, (I) none of the funds or other assets of such Lender constitutes property of, or are beneficially owned, directly or indirectly, by any Person, entity or government subject to trade restrictions under U.S. law (including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder) (any such Person, an “Embargoed Person”); (II) no Embargoed Person has any interest of any nature whatsoever in Lender; and (III) if applicable to such Lender, such Lender has implemented a corporate anti-money laundering plan that is reasonably designed to ensure compliance with applicable foreign and U.S. anti-money laundering law; and (4) none of the investors, officers, directors, managers, members or partners of such Lender appear on any lists published by OFAC with respect to Persons that have been designated by executive order or by the Sanction Regulations as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise. Investor shall promptly notify the Company if any of these representations in this paragraph ceases to be true and accurate regarding Investor.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Lender’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1            Transfer Restrictions.

(a)            The Notes may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Notes other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Lender or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Notes under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Lender under this Agreement. For purposes of clarity, noting in this Agreement or any other agreement between the parties requires the registration of the Notes under the Securities Act.

(b)            The Company acknowledges and agrees that a Lender may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Notes to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of the Transaction Agreements and, if required under the terms of such arrangement, such Lender may transfer pledged or secured Notes to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Lender’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Notes, including, if the Notes are registered under a registration statement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

4.2            [Reserved]

4.3            Furnishing of Information. The Company agrees to timely file (or obtain extensions in respect thereof and file within the applicable grace period) after the date hereof all reports required to be filed by the Company on the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

4.4            [Reserved]

4.5            [Reserved]

4.6            Securities Laws Disclosure; Publicity. The Company shall file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the filing of the Current Report on Form 8-K, the Company represents to the Lender that it shall have publicly disclosed all material, non-public information delivered to any of the Lenders by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company and each Lender shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor any Lender shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Lender, or without the prior consent of each Lender, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees, affiliates and agents, not to, provide any Lender with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of such Lender. If a Lender has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries from the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, it may provide the Company with written notice thereof. The Company shall, within one (1) Trading Day of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Lender shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates or agents. No Lender shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates, stockholders or agents for any such disclosure. To the extent that the Company delivers any material, nonpublic information to a Lender without such Lender’s consent, the Company hereby covenants and agrees that such Lender shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to trade on the basis of, such material, nonpublic information. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Lender, or include the name of any Lender in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Lender, except: (a) as required by federal securities law in connection with the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Lenders with prior notice of such disclosure permitted under this clause (b).

4.7            Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Lender is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Lender could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Notes under the Transaction Documents or under any other agreement between the Company and the Lenders.

4.8             [Reserved]

4.9            Use of Proceeds. The Company shall use the proceeds from this offering as cash collateral for letters of credit delivered as security deposits in connection with the leasing of hotel properties and for general corporate and working capital purposes.

4.10            Indemnification of Lenders. Subject to the provisions of this Section 4.10, the Company will indemnify and hold each Lender and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Lender (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Lender Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Lender Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Lender Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Lender Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Lender Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Lender Party may have with any such stockholder or any violations by such Lender Party of state or federal securities laws or any conduct by such Lender Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Lender Party in respect of which indemnity may be sought pursuant to this Agreement, such Lender Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Lender Party. Any Lender Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Lender Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Lender Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Lender Party under this Agreement (y) for any settlement by a Lender Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to any Lender Party’s breach of any of the representations, warranties, covenants or agreements made by such Lender Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Lender Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.11            [Reserved]

4.12            Sale or Transfer of Assets. So long as the Notes remain outstanding, neither the Company, nor any Subsidiary of the Company, shall, without each Lender’s written consent, sell, lease or otherwise dispose of or transfer any significant portion of its assets outside the ordinary course of business; provided, however, that for purposes of clarity, it is understood that the Company enters, trades, modifies and terminates early real property leases from time to time as part of its operations in the ordinary course of business. Any consent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition. In addition, so long as the Notes remain outstanding, neither the Company nor any Subsidiary shall sell or transfer or otherwise dispose of any assets to any Subsidiary that is not a guarantor under, and a party to, the Security Agreement.

4.13            Equal Treatment of Lenders. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Lender by the Company and negotiated separately by each Lender, and is intended for the Company to treat the Lenders as a class and shall not in any way be construed as the Lenders acting in concert or as a group with respect to the purchase, disposition or voting of Notes or otherwise.

4.14            Certain Transactions and Confidentiality. Each Lender, severally and not jointly with the other Lenders, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Lender will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents and the Disclosure Schedules. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) no Lender makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced by the Company in a press release as described in Section 4.6, (ii) no Lender shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws, and (iii) no Lender shall have any duty of confidentiality to the Company or its Subsidiaries. Notwithstanding the foregoing, in the case of a Lender that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Lender’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Lender’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the decision to make the Loans covered by this Agreement.

4.15            Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Notes as required under Regulation D and to provide a copy thereof, promptly upon request of any Lender. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Notes for, sale to the Lenders under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Lender.

4.16            [Reserved]

4.17            Liens. So long as any of the Notes remain outstanding, the Company shall not, without the prior written consent of each Lender, incur, create, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereinafter acquired, except for (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; (b) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (c) Liens on property securing indebtedness incurred by the Company or any of its Subsidiaries to provide funds for all or a portion of the cost of acquiring, leasing, constructing, altering, expanding, improving or repairing such property; (d) Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by the Company or any Subsidiary in the ordinary course of business; (e) Liens securing the Existing Notes; or (f) Liens listed on Schedule 4.17 of the Disclosure Schedules.

4.18            Other Indebtedness. Except with respect to the Existing Notes or as set forth on Schedule 4.18, so long as any of the Notes remain outstanding, the Company shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any Indebtedness that is senior to or pari passu with (in priority of payment and performance) the Company's obligations hereunder or under the Notes, or that matures prior to the maturity date of the Notes. As used herein, the term "Indebtedness" means (a) all indebtedness of the Company for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, but not including deferred purchase price obligations in place as of the Closing Date or obligations to trade creditors incurred in the ordinary course of business, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Company to finance the purchase of fixed or capital assets, including all capital lease obligations of the Company which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Company in respect of obligations of the kind referred to in clauses (a) through (c) above that the Company would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Company is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any Lien on property (including accounts and contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

4.19            Distributions on Capital Stock. So long as any of the Notes remain outstanding, the Company shall not without each Lender’s written consent, (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of its capital stock.

4.20            Restriction on Stock Repurchases and Debt Repayments. So long as any of the Notes remain outstanding, the Company shall not, without each Lender’s prior written consent, (a) redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, or (b) repay any pari passu or subordinated indebtedness of the Company or repay any indebtedness to the Company’s officers, directors or other Affiliates, except for the repayment of the Existing Notes. Notwithstanding the foregoing, the Company shall be permitted to effect the following without the consent of the Lenders: (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof.

4.21            Advances and Loans; Affiliate Transactions. So long as any of the Notes remain outstanding, the Company shall not, without each Lender’s written consent, lend money, give credit, or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Company, except loans, credits or advances (a) in existence or committed on the Closing Date and which the Company has informed each Lender in writing prior to the Closing Date, (b) in regard to transactions with unaffiliated third parties, made in the ordinary course of business, or (c) in regard to transactions with unaffiliated third parties, not in excess of $50,000. So long as any of the Notes remain outstanding, the Company shall not, without each Lender’s written consent, enter into any transaction with Affiliates, except transactions with affiliates made in the ordinary course of business; provided, however, that nothing in this Section 4.21 shall prohibit the Company from entering into any transaction with an Affiliate for the purpose of the Affiliate making a loan or advance to the Company.

4.22            Proceeds of Other Equity or Debt Issuances or Asset Sales.

(a)            The Company agrees to provide to the Lenders at least three (3) Business Days’ prior written notice of any proposed (i) sales of debt or equity securities, and (ii) sales of assets outside the ordinary course of business (each, a “Funding Transaction”) and, upon the written request of one or more Lenders delivered to the Company no later than three (3) Business Days following receipt of any such notice, to repay the principal amount of the Notes held by such Lender(s), on a pro rata basis if Lenders have requested the repayment of an aggregate principal amount of Notes that is more than the net proceeds of such Funding Transaction, at a repayment price equal to one hundred fifteen percent (115%) of the principal amount to be repaid, together with all accrued and unpaid interest on such principal amount, within three (3) Business Days of the closing of such Funding Transaction, from the net proceeds of the Funding Transaction, prior to applying the net proceeds of the Funding Transaction for any other purposes.

(b)            Notwithstanding anything to the contrary contained herein in this Section 4.22, nothing in this Section 4.22 shall limit the ability of the Company to prepay the Notes or Existing Notes at any time in accordance with the terms thereof.

4.23            Additional Securities Issuances. So long as any of the Notes remain outstanding, without the prior written consent of the Lenders, the Company shall not issue any indebtedness for money borrowed that has a variable conversion rate or enter into any transaction for merchant cash advances.

4.24            Participation in Future Financing.

(a)            From the date hereof until the date that is the later of (i) the date on which no Notes are outstanding and (ii) the 18-month anniversary of the Closing Date, upon any issuance by the Company or any of its Subsidiaries of Common Stock, Common Stock Equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), each Lender shall have the right to participate in such Subsequent Financing in an amount up to an amount equal to such Lender’s Loan Amount, or if the amount of the Subsequent Financing is less than the aggregate Loan Amounts of all of the Lenders, such Lender’s Pro Rata Portion (such amount, the “Participation Maximum”), on the same terms, conditions and price provided for in the Subsequent Financing. For purposes of clarity, this provision would not be triggered by any exercise or conversion of securities owned by a Lender or in connection with any option or other award granted under the Company’s stock option plans approved by its board of directors.

(b)            At least three (3) Trading Days prior to the closing of the Subsequent Financing, the Company shall deliver to each Lender a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Lender if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Lender, and only upon a request by such Lender, for a Subsequent Financing Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver a Subsequent Financing Notice to such Lender. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c)            Any Lender desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the second (2nd) Trading Day after all of the Lenders have received the Pre-Notice that such Lender is willing to participate in the Subsequent Financing, the amount of such Lender’s participation, and representing and warranting that such Lender has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Lender as of such second (2nd) Trading Day, such Lender shall be deemed to have notified the Company that it does not elect to participate.

(d)            If by 5:30 p.m. (New York City time) on the second (2nd) Trading Day after all of the Lenders have received the Pre-Notice, notifications by the Lenders of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Subsequent Financing, then the Company may consummate the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)            If by 5:30 p.m. (New York City time) on the second (2nd) Trading Day after all of the Lenders have received the Pre-Notice, the Company receives responses to a Subsequent Financing Notice from Lenders seeking to purchase more than the aggregate amount of the Participation Maximum, each such Lender shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum. “Pro Rata Portion” means the ratio of (x) the Subscription Amount of Securities purchased by a Lender participating under this Section 4.24 and (y) the sum of the aggregate Subscription Amounts of Securities purchased by all Lenders participating under this Section 4.24.

(f)            The Company must provide the Lenders with a second Subsequent Financing Notice, and the Lenders will again have the right of participation set forth above in this Section 4.24, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Trading Days after the date of the initial Subsequent Financing Notice.

(g)           The Company and each Lender agree that if any Lender elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Lender shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Lender.

(h)            Notwithstanding anything to the contrary in this Section 4.24 and unless otherwise agreed to by such Lender, the Company shall either confirm in writing to such Lender that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Lender will not be in possession of any material, non-public information, by the tenth (10th) Business Day following delivery of the Subsequent Financing Notice. If by such tenth (10th) Business Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Lender, such transaction shall be deemed to have been abandoned and such Lender shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

(i)            Notwithstanding the foregoing, this Section 4.24 shall not apply in respect of an Exempt Issuance.

4.25            Right of First Refusal. If from the date hereof until the date that is the later of (i) the date on which no Notes are outstanding and (ii) the 18-month anniversary of the Closing Date, the Company or any Subsidiary has a bona fide offer of capital or financing from any third party that the Company or Subsidiary intends to act upon, then the Company must first offer such opportunity to the Lenders to provide such capital or financing to the Company or Subsidiary on the same terms as each respective third party’s terms. Should the Lenders be unwilling or unable to provide such capital or financing to the Company within ten (10) Trading Days from the Lenders’ receipt of written notice of the offer (the “Offer Notice”) from the Company, then the Company or Subsidiary may obtain such capital or financing from that respective third party upon the exact same terms and conditions offered by the Company to the Lender, which transaction must be completed within sixty (60) days after the date of the Offer Notice. If the Company does not receive the capital or financing from the respective third party within sixty (60) days after the date of the respective Offer Notice, then the Company must again offer the capital or financing opportunity to the Lenders as described above, and the process detailed above shall be repeated.

ARTICLE V.

REVENUE SHARE

5.1            Payment of Hotel Revenue Share.

(a)            In addition to the Notes that are issuable to the Lenders pursuant to Section 2.1 in connection with each Closing of the Loans, effective at each such Closing, each Lender shall be deemed to have been issued a credit by the Company in the amount of the Loan Amount of such Lender for such Closing (the “Initial Credit Amount”), which can be applied by such Lender, in whole or in part, to obtain from the Company a Revenue Share (as defined below) with respect to any hotel properties that are leased or subleased by the Company or an Affiliate of the Company after the date hereof in an amount equal to the Credit Percentage (as defined below) of the Applicable Percentage (as defined below) that would be payable to the Lenders pursuant to Section 5.1(b) if such hotel property was a Property that had been financed by the Lenders pursuant to this Agreement. At each additional Closing of a Loan pursuant to Section 2.1, in addition to the Notes that are issuable to the Lenders pursuant to Section 2.1 in connection with such Closing, effective at such Closing, each Lender in such Closing shall be deemed to have been issued a credit by the Company in an amount equal to the Loan Amount of such Lender at such Closing (the “Applicable Credit Amount”), which can be applied by such Lender, in whole or in part, to obtain from the Company a Revenue Share (as defined below) with respect to any hotel properties that are leased or subleased by the Company or an Affiliate of the Company after the date hereof. Each whole dollar of the Initial Credit Amount or the Applicable Credit Amounts issued to a Lender is hereinafter referred to as a “Credit”). The Company shall forward to each Lender with Credits a complete copy of the lease or sublease entered into by the Company or an Affiliate of the Company after the date hereof within five (5) Business Days of the date such lease or sublease is executed and delivered by the parties thereto. Each Lender may elect to apply all or a portion of the Credits then held by such Lender to purchase the applicable Credit Percentage of the Revenue Share with respect to any such hotel property by written notice to the Company within ten (10) Business Days of the date on which the Lenders are furnished a copy of the lease or sublease for such hotel property. If any Lenders elect to apply Credits with respect to any such hotel property, such hotel property shall be deemed to be a Property for all purposes of this Agreement. For purposes of this Section 5.1, the term “Credit Percentage” means, with respect to any such Lender and the applicable Property, a fraction, the numerator of which is dollar amount of Credits applied by such Lender with respect to such Property and the denominator is the amount of the letter of credit that was posted by the Company or an Affiliate of the Company as a security deposit for the rental payments under the applicable lease or sublease of such Property.

(b)            With respect each calendar quarter during the Original Lease Term (as defined below) of a Property (each, a “Revenue Share Period”), commencing with the first full calendar quarter following the date on which the Company or an Affiliate of the Company originally enters into a lease or sublease for such Property, the Company shall, with respect to each Property leased or subleased by the Company or an Affiliate of the Company during such Revenue Share Period, pay to each Lender such Lender’s Credit Percentage of the Applicable Percentage (as defined below) of the Quarterly Net Rental Revenues (as defined below) received by the Company or any Affiliate thereof with respect to such Property during such Revenue Share Period. Within ten (10) days of the date of the filing by the Company of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q for each Revenue Share Period, the Company shall deliver to each Lender an officer’s certificate certified by the Chief Financial Officer of the Company (a “Revenue Share Certificate”) that sets forth with respect to each Property (i) the Quarterly Net Rental Revenues received by the Company and each Affiliate of the Company in respect of such Property during the immediately preceding Revenue Share Period, (ii) the amount that is equal to the Applicable Percentage of the Quarterly Net Rental Revenues in respect of such Property (such amount, the “Revenue Share”) for such immediately preceding Revenue Share Period, and (iii) each Lender’s Credit Percentage of such Revenue Share (the “Payment Amount”), which certificate shall set forth, with respect to each Property in respect of which the Company or an Affiliate of the Company received revenues, the basis for the Company’s calculation of such Quarterly Net Rental Revenues, such Revenue Share and the Payment Amount and which certificate shall have annexed thereto copies of the bank statements covering such immediately preceding Revenue Share Period for each account of the Company or an Affiliate of the Company into which any revenues generated by a Property during such Revenue Share Period were deposited during such Revenue Share Period. The Company shall pay to each Lender such Lender’s Payment Amount for a Revenue Share Period for each Property within two (2) Business Days of the date of delivery to such Lender of the applicable Revenue Share Certificate for such Revenue Share Period by wire transfer of immediately available funds to such account as such Lender shall have directed in writing; provided, however, that no Payment Amount shall be due and payable by the Company prior to April 1, 2023, on which date the Company shall pay to the Lenders all unpaid Payment Amounts that would otherwise have been payable to the Lenders prior to April 1, 2023. If the Company fails to pay any Payment Amount within five (5) Business Days of the date due hereunder, such Payment Amount shall be increased to an amount equal to 130% of such Payment Amount and such increased Payment Amount shall accrue interest daily from the date due until the date paid at a rate equal to 2.0% per month (24% per annum) calculated on the basis of a 360-day year consisting of twelve 30-day periods. For purposes of this Section 5.1, the term “Applicable Percentage” shall mean, with respect to each Property, for each of the first twenty (20) Revenue Share Periods for such Property, ten percent (10%), and for each other Revenue Share Period during the Original Lease Term, three percent (3%); the term “Original Lease Term” shall mean, with respect to a Property, the term of the original lease of the Company or an Affiliate of the Company relating to such Property, including all extensions thereof; and the term “Quarterly Net Rental Revenues” shall mean, with respect to a Property and a Revenue Share Period, the gross rental revenues received by the Company and its Affiliates during such Revenue Share Period from the lease of accommodation units at such Property, as determined in accordance with GAAP, net of any lease refunds during such Revenue Share Period as so determined.

(c)            If the lease or sublease of the Company or any Affiliate of the Company with respect to any Property is terminated prior to the end of the Original Lease Term of such Property, or any Property is permanently closed for business prior to the end of the Original Lease Term of such Property, the Company shall, within thirty (30) days of such termination or closure, designate another hotel property of similar size and location that is reasonably acceptable to the Lenders entitled to a Revenue Share for such Property to be designated as a Property for purposes of this Agreement (each, a “Replacement Property”), and the provisions of Section 5.1(b) above and 5.1(c) below shall apply to such Replacement Property until the end of the Original Lease Term of the Property being replaced.

(d)            The obligations of the Company to pay the Payment Amounts and interest, if any, thereon pursuant to Section 5.1(b) shall be secured by the Security Agreement as set forth therein.

(e)            The Company shall cause all leases or subleases with respect to a Property or Replacement Property to be in the name of CorpHousing RSL LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Leaseco”), and shall cause all revenues received with respect to each Property or Replacement Property to be deposited in a deposit account maintained in the name of Leaseco. The Company shall cause Leaseco to maintain ownership of each lease or sublease of a Property or Replacement Property and shall take all required action to ensure that Leaseco does not sell, assign or otherwise transfer any such lease or sublease without the prior written consent of each Lender. Leaseco shall have no commercial operations other than to hold and operate the leases and related operations for each Property or Replacement Property and to receive rental payments and other revenues relating to each Property and Replacement Property.

ARTICLE VI.

MISCELLANEOUS

6.1            Termination. This Agreement may be terminated by any Lender, as to such Lender’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Lenders, by written notice to the other parties, if the initial Closing has not been consummated on or before November 30, 2022; provided, however, that such termination will not affect the right of any party to sue for any breach by any other party (or parties).

6.2            Fees and Expenses. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided that at the Closing the Company shall pay the Lenders an amount equal to $50,000 for their legal fees (net of any expenses paid in advance). In addition, upon the request of any Lender, the Company shall pay each Lender’s reasonable legal fees and expenses incident to the negotiation, preparation, execution, delivery and performance of any document or agreement to be delivered by the Company and such Lender in respect of the Notes or the Transaction Documents following the Closing.

6.3            Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.4            Notices. Any and all notices or other communications or deliveries to be provided by a party hereunder shall be in writing and delivered personally, by email (with a copy by a nationally recognized overnight courier, signature required), or sent by a nationally recognized overnight courier service, signature required, addressed to the receiving party at the email or physical address set forth on the Signature Page hereto. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address set forth on the signature pages to the Exchange Agreement prior to 12:00 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address set forth on the signature pages to the Exchange Agreement on a day that is not a Trading Day or later than 12:00 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, signature required or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.5           Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Lenders holding at least 67% in principal amount of the Notes then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.6            Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.7            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Lender (other than by merger). Any Lender may assign any or all of its rights under this Agreement to any Person to whom such Lender assigns or transfers any Notes, provided that such transferee agrees in writing to be bound, with respect to the transferred Notes, by the provisions of the Transaction Documents that apply to the “Lenders.”

6.8            No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 6.8.

6.9            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in New Castle County, State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New Castle County, State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.10, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.10            Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities for a period of twenty-four (24) months thereafter.

6.11            Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.12            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.13            Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Lender exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Lender may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.14            Replacement of Notes. If any Note is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new Note, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new Note under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Notes.

6.15            Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Lenders and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.16            Payment Set Aside. To the extent that the Company makes a payment or payments to any Lender pursuant to any Transaction Document or a Lender enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.17            Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Lender in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Lender with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Lender to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Lender’s election.

6.18            Independent Nature of Lenders’ Obligations and Rights. The obligations of each Lender under any Transaction Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance or non-performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Lender shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose. Each Lender has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The Company has elected to provide all Lenders with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Lenders.

6.19            Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

6.20            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

6.21            Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

6.22            WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LuxUrban Hotels Inc.	Address for Notice:

2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

By:	E-Mail: brian@luxurbanhotels.com
Name: Brian Ferdinand
Title: Chief Executive Officer

With a copy to (which shall not constitute notice):	Graubard Miller
425 Lexington Avenue
New York, New York 10174
Attention: Brian Ross
E-Mail: BRoss@graubard.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO LOAN AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Loan Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Lender:	Greenle Partners LLC Series Alpha P.S.

Signature of Authorized Signatory of Lender:

Name of Authorized Signatory:	Alan Uryniak

Title of Authorized Signatory:	Manager

Email Address of Authorized Signatory:	uryniak@gmail.com

Email Addresses for Offering Notices:	jpazdro@egcmllc.com
uryniak@gmail.com
ehellige@pryorcashman.com

Address for Notice to Lender:	156 W Saddle River Road
Saddle River, New Jersey 07458

Address for Delivery of Notes to Lender (if not same as address for notice):

Aggregate Loan Amount: $550,000

$632,500 aggregate principal amount of Notes (15% OID)

Pro Rata Percentage of Revenue Share: 22%

First Closing: Subscription Amount: $550,000

$632,500 aggregate principal amount of Notes

Pro Rata Percentage of Revenue Share: 22%

EIN Number: _______________________

[PURCHASER SIGNATURE PAGES TO LOAN AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Loan Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Lender:	Greenle Partners LLC Series Beta P.S.

Signature of Authorized Signatory of Lender:

Name of Authorized Signatory:	Alan Uryniak

Title of Authorized Signatory:	Manager

Email Address of Authorized Signatory:	uryniak@gmail.com

Email Addresses for Offering Notices:	jpazdro@egcmllc.com
uryniak@gmail.com
ehellige@pryorcashman.com

Address for Notice to Lender:	156 W Saddle River Road
Saddle River, New Jersey 07458

Address for Delivery of Notes to Lender (if not same as address for notice):

Aggregate Loan Amount: $1,950,000

$2,242,500 aggregate principal amount of Notes (15% OID)

Pro Rata Percentage of Revenue Share: 78%

First Closing: Subscription Amount: $1,950,000

$2,242,500 aggregate principal amount of Notes

Pro Rata Percentage of Revenue Share: 78%

EIN Number: _______________________

COMPANY DISCLOSURE SCHEDULES

Schedule 3.1(d)

Under the terms of the leases for the Company’s accommodation units, assignment of such leases, including by operation of law (including specially any mortgaging, placing of liens, etc.) are prohibited without the consent of the landlords party thereto. Accordingly, the granting of security interests as prescribed by this Purchase Agreement and the other agreements contemplated hereby would violate such provisions.

Schedule 3.1(i)

SuperLuxMia LLC, an entity owned and controlled by Brian Ferdinand, purchased notes and warrants from the Company for gross proceeds of approximately $600,000 as additional issuances of 2022 Insider Bridge Financing as defined in the Registration Statement.

Schedule 3.1(q)

The Company is currently negotiating a transition agreement with David Gurfein, its current chief operating officer, under which Mr. Gurfein would become a member of the board of directors of the Company and a consultant to the Company, would be paid an aggregate of $500,000 in three installments and be issued options to purchase 250,000 shares of common stock in lieu of any severance or other payments due him under his existing employment agreement or options agreements.

Exhibit 10.3

AMENDED AND RESTATED

GUARANTY AND SECURITY AGREEMENT

This AMENDED AND RESTATED GUARANTY AND SECURITY AGREEMENT (this “Security Agreement”) is made as of November 23, 2022, by and among LuxUrban Hotels Inc. (formerly known as CorpHousing Group Inc.), a Delaware corporation (the “Company”), the subsidiaries of the Company named on the signature pages hereto (the “Guarantors” and individually a “Guarantor”), Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”) and Greenle Partners LLC Series Beta P.S. (“Greenle Beta” and, together with Greenle Alpha, the “Lenders”). The Company and the Guarantors are collectively referred to in this Security Agreement as the “Grantors” and the Grantors and the Lender are collectively referred to in this Security Agreement as the “Parties.”

WHEREAS, Greenle Alpha has previously acquired from Evergreen Capital Management LLC (“Evergreen Capital”) a promissory note of the Company dated May 27, 2022 in the original principal amount of $1,750,000 (the “May Note”) issued pursuant to a Securities Purchase Agreement, dated as of May 27, 2022 (the “May Purchase Agreement”), between the Company and Evergreen Capital, that was secured pursuant to the terms of a Guaranty and Security Agreement dated as of May 27, 2022 (the “Original Security Agreement”) among the Company, the Guarantors and Evergreen Capital, which has been assigned by Evergreen Capital to Greenle Alpha;

WHEREAS, Greenle Alpha has previously acquired from the Company a promissory note of the Company dated September 16, 2022 in the original principal amount of $2,070,000 (the “June Note”) issued pursuant to a Securities Purchase Agreement, dated as of June 30, 2022 (the “June Purchase Agreement”), between the Company and Greenle Alpha, that was secured pursuant to the terms of an Amended and Restated Guaranty and Security Agreement dated as of June 30, 2022 (the “June Security Agreement”) among the Company, the Guarantors and Greenle Alpha;

WHEREAS, Greenle Alpha has previously acquired from the Company promissory notes of the Company dated September 30, 2022 and October 20, 2022 in the aggregate original principal amount of $2,875,000 (the “September Notes”) issued pursuant to a Securities Purchase Agreement, dated as of September 30, 2022 (the “September Purchase Agreement”), between the Company and Greenle Alpha, that were secured pursuant to the terms of an Amended and Restated Guaranty and Security Agreement dated as of September 30, 2022 (the “September Security Agreement”) among the Company, the Guarantors and Greenle Alpha;

WHEREAS, the Lenders have agreed to lend to the Company an aggregate of $2,500,000 (each, a “Loan” and collectively the “Loans”) pursuant to a Loan Agreement, dated as of even date herewith (the “November Loan Agreement”), between the Company and the Lenders, which Loans shall initially be evidenced by promissory notes issued pursuant to the November Loan Agreement in the aggregate original principal amount of $2,875,000 (the “November Notes” and, together with the May Note, the June Note, the September Notes and any additional promissory notes that may be issued under the November Loan Agreement, the “Notes”). Capitalized terms used herein and not otherwise defined herein having the meanings set forth in the November Notes or, if not defined therein, in the November Loan Agreement; provided, however, that the term “Event of Default” as used herein shall have the meaning set forth in the May Note with respect to the May Note, in the June Note with respect to the June Note, in the September Notes with respect to the September Notes and in the November Notes with respect to the November Notes;

WHEREAS, pursuant to the September Security Agreement, the Guarantors have agreed to guaranty all obligations of the Company under the May Note, the June Note and the September Notes and the other obligations of the Company under the Transaction Documents (as defined in the September Purchase Agreement), and as a condition precedent to the Loans and as security for repayment of the Loans upon the terms set forth in the November Notes and the guarantees of the Guarantors hereunder, the Guarantors also agree to guaranty all obligations of the Company under the November Notes and the other obligations of the Company under the Transaction Documents (as defined in the November Purchase Agreement), and the Grantors agree to execute and deliver this Security Agreement to the Lender and hereby to pledge and grant to the Lender a lien on and security interest in all of Grantors’ rights and interest the Pledged Collateral (as defined below), whether now owned or hereafter acquired;

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WHEREAS, as an additional condition to the Loans, the Company and the Guarantors agree to amend and restate in its entirety the September Security Agreement on the terms set forth in this Security Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender to make the Loans and accept the September Notes, the Parties hereby agree as follows:

SECTION 1.           Pledge. Each Grantor hereby pledges and delivers to Greenle Alpha and reaffirms its prior pledge and delivery to Greenle Alpha, and hereby grants to Greenle Alpha and reaffirms it prior grant to Greenle Alpha, of a lien on and security interest in all of each Grantor’s right, title, and interest in and with respect to each of the following, whether now owned or hereafter acquired (collectively, the “Pledged Collateral”):

(a)            the properties, assets, and rights of the Grantor described in Attachment 1 hereto, wherever located, whether such Grantor now has or hereafter acquires an ownership or other interest or power to transfer; and

(b)            to the extent not covered by subsection (a) above, all general intangibles (including causes of action) relating to, and all proceeds of, any or all of the foregoing Pledged Collateral;

provided, however, that if a Document or Instrument (each as defined in Attachment 1 hereto) or other agreement or lease of a Grantor may not be pledged by such Grantor hereunder without the consent or approval of a counterparty thereto, such Document, Instrument, agreement or lease shall not be deemed pledged to Greele Alpha, and Greenle Alpha shall not be deemed to have a lien on or a security interest therein, until such consent or approval of such counterparty is obtained, and the Grantors shall use commercially reasonable best efforts to obtain such consent or approval as soon as practicable following the first date on which such Document, Instrument, agreement or lease would otherwise be pledged to Greenle Alpha as Pledged Collateral hereunder.

For purposes of this Agreement, “proceeds” includes whatever is receivable or received when Pledged Collateral or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Grantor or the Company from time to time with respect to any of the Pledged Collateral.

SECTION 2.           Security for Obligations. This Security Agreement secures the prompt and complete (a) payment of all obligations of the Grantors to the Lenders now or hereafter existing under this Security Agreement, the Notes and any and all Transaction Documents (as such term is defined in each of the May Purchase Agreement, the June Purchase Agreement, the September Purchase Agreement and the November Loan Agreement), including, without limitation, the payment of the Revenue Share (as such term is defined in Section 5.1 of each of the May Purchase Agreement, the June Purchase Agreement, the September Purchase Agreement and the November Loan Agreement); and (b) performance and observance by the Grantors of all of their respective covenants and conditions contained in the Transaction Documents (as such term is defined in each of the May Purchase Agreement, the June Purchase Agreement, the September Purchase Agreement and the November Loan Agreement). All such obligations, covenants and conditions described in the immediately preceding clauses (a) and (b), whether for principal, interest, fees, expenses, or otherwise, are hereinafter collectively referred to as the “Obligations.” Upon repayment in full of all of the Obligations other than the Obligations relating to the Revenue Share under the May Purchase Agreement, the June Purchase Agreement, the September Purchase Agreement and the November Loan Agreement (such Obligations, the “Revenue Share Obligations”)), or conversion of 100% of the outstanding Notes into common stock of the Company (as provided in the Notes), the Company shall provide Greenle Alpha with such amendments or modifications to the UCC Financing Statements filed with respect to the any and all of the Pledged Collateral necessary to amend or modify such UCC Financing Statements to remove from the Pledged Collateral all Pledged Collateral other than (i) the equity interests of the Grantors in CH Revenue Share Lease HoldCo LLC, a Delaware limited liability company (“Lease Holdco”) and (ii) the properties, assets and rights of Lease Holdco described in Attachment 1 hereto, wherever located, whether Lease Holdco now has or hereafter acquires an ownership or other interest or power to transfer thereof, and all general intangibles (including causes of action) relating to, and all proceeds of, any or all of the foregoing Pledged Collateral (the Pledged Collateral referred to in (i) and (ii), collectively, the “Revenue Share Collateral”), and Greenle Alpha shall promptly execute and return same to the Company (and in no event less than five business days following receipt of such UCC amendments); provided, that if such UCC amendments are not executed by Greenle Alpha and delivered to the Company within such five-day period, the Company shall be entitled to prepare, execute and file same. Upon repayment in full of all of the Obligations including the Revenue Share Obligations, the Company shall provide Greenle Alpha with UCC termination statements and other documentation necessary to terminate (the “UCC Terminations”) any UCC Financing Statements filed with respect to any and all Pledged Collateral and Greenle Alpha shall promptly execute and return same to the Company (and in no event less than five business days following receipt of such UCC Terminations); provided, that if such UCC Terminations are not executed by Greenle Alpha and delivered to the Company within such five-day period, the Company shall be entitled to prepare, execute and file same.

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For purposes of clarity, in circumstances where all amounts payable under the Notes, including principal thereunder and interest thereon, have been paid by the Company (or converted into common stock or preferred stock of the Company), (a) the pledge and grant by the Grantors to Greenle Alpha of a security interest in the Pledged Collateral, other than the Revenue Share Collateral, shall be terminated, and (b) the Company shall be entitled to amend or modify the UCC Financing Statements filed with respect to the Pledged Collateral to remove all Pledged Collateral other than the Revenue Share Collateral, and (c) the Revenue Share Collateral shall thereafter be the only collateral pledged by the Grantors to secure the payment obligations of the Grantors with respect to the Revenue Share Obligations and the obligations of the Grantors under this Security Agreement and the other Transactions Documents.

SECTION 3.           UCC Financing Statements on Pledged Collateral. Grantors agree that at any time and from time to time each Grantor will promptly execute and deliver all further instruments, UCC financing statements, and documents, and take all further action that may be reasonably desirable, or that Greenle Alpha may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Greenle Alpha to exercise and enforce its rights and remedies hereunder with respect to any of the Pledged Collateral. Each Grantor shall deliver to Greenle Alpha within three (3) Business Days of the date of execution of this Security Agreement a form of UCC financing statement(s) prepared by Greenle Alpha and in form reasonably satisfactory to the Grantor and consistent with this Agreement with respect to the Pledged Collateral, to be filed and recorded by Greenle Alpha at its own discretion. Greenle Alpha may, at any time and from time to time, upon the occurrence and during the continuance of an Event of Default, subject to grace and cure periods under the Notes and a cure period hereunder of fourteen (14) days for the Company or any Guarantor to correct any Default, in order to facilitate Greenle Alpha’s exercise of its rights and remedies hereunder, in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Lender or any of its nominees, part or all of the Pledged Collateral.

SECTION 4.           Further Assurances; Information; Legending the Certificates. Each Grantor shall cooperate in the completion of, and execute and deliver, any and all notices, forms, schedules or other documents which may be filed by Greenle Alpha on its own behalf or on behalf of such Grantor, including any and all required notices or statements, and do or cause to be done all such other acts and things, necessary or, in the opinion of Greenle Alpha, advisable, for the disposition of any part of the Pledged Collateral pursuant to applicable law.

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SECTION 5.           Representations and Warranties. Each Grantor represents and warrants to the Lenders that:

(a)            No currently effective UCC financing statement covering any of the Pledged Collateral is on file in any public office other than financing statements, if any, related to Permitted Liens (for purposes of this Agreement, “Permitted Liens” means (A) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by a Grantor, (B) deposits made (and the liens thereon) in the ordinary course of business of a Grantor (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts, (C) liens for taxes not yet due and payable or which are being contested in good faith and with respect to which adequate reserves are being maintained by a Grantor, (D) purchase money liens relating to the acquisition of equipment, machinery or other goods of a Grantor and (E) liens created by the September Security Agreement, which liens are reaffirmed pursuant to this Security Agreement (provided, that in the event of any discrepancy between the May Security Agreement, the June Security Agreement, the September Security Agreement and this Security Agreement, this Security Agreement shall prevail);

(b)            Such Grantor is and will remain the legal and beneficial owner of the Pledged Collateral, free of all liens and claims whatsoever, other than Permitted Liens, and with full power and authority to execute this Security Agreement and perform its obligations hereunder, and to subject the Pledged Collateral to the security interest hereunder, except for sales, transfers, dispositions, modifications and amendments, as contemplated by the May Purchase Agreement, the June Purchase Agreement, the September Purchase Agreement or the November Loan Agreement, including dispositions of assets (including leases and lease rights) in the ordinary course of business, and the use of revenue proceeds generated through or from the Pledged Assets in the ordinary course of business;

(c)            All information with respect to the Pledged Collateral set forth in any schedule, certificate or other writing at any time hereafter furnished by Grantors to the Lender, and all other written information hereafter furnished by Grantors to the Lender, is and will be true and correct in all material respects as of the date furnished;

(d)            The execution and delivery of this Security Agreement and the performance by each Grantor of its obligations hereunder do not and will not contravene or conflict with any provision of presently effective law or of any agreement binding upon such Grantor, and this Security Agreement is a legal, valid and binding obligation of each Grantor, enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency or similar laws and by general principles of equity; and

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(e)            For the purposes of notices under this Agreement, the Company and each of the Grantors shall accept notice at the address for notices set forth with the Company’s signature hereto.

(f)            The Grantors hereby represent and warrant that (a) set forth on Schedule I hereto is (i) the legal name of each Grantor, (ii) the jurisdiction of incorporation or organization of each Grantor, (iii) the identity or type of organization or corporate structure of each Grantor (iv) the Federal Taxpayer Identification Number and organizational number of each Grantor and (v) the true and correct location of the chief executive office of each Grantor and principal place of business and any office in which each Grantor maintains books of records relating to Collateral owned by it.

SECTION 6.           Covenants. During the term of this Security Agreement, each Grantor covenants and agrees with the Lenders as follows:

(a)            Such Grantor shall give the Lenders written notice of any change to the address referenced in Section 5(e);

(b)            Such Grantor shall duly fulfill in all material respects all obligations on its part to be fulfilled under or in connection with the Pledged Collateral and shall do nothing to impair in any material respect the rights of the Lenders therein;

(c)            Following the occurrence and during the continuance of an Event of Default, any proceeds of Pledged Collateral that is not subject to a prior lien, when first received by or on behalf of such Grantor, if so requested by either Lender, shall be deposited by or on behalf of Grantor in the form so received in such account as such Lender shall specify, and until so deposited shall be held in trust for and as the Lenders’ property and shall not be commingled with such Grantor’s or any other Person’s other funds or properties;

(d)            Such Grantor shall (i) comply in all material respects with all applicable laws with respect to the Pledged Collateral or any part thereof, (ii) pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Pledged Collateral or in respect of its income or profits therefrom and all claims of any kind which, if unpaid, might by law become a lien upon the Pledged Collateral or in respect of its income or profits therefrom, except that such Grantor shall not be required to pay or discharge any such tax, assessment, charge, or claim which is being contested in good faith and by proper proceedings, and (iii) advise the Lenders promptly, in reasonable detail, of any lien or claim made or asserted against any of the Pledged Collateral other than Permitted Liens;

(e)            If the validity or priority of this Security Agreement or of any right, title, security interest, or other interest created or evidenced hereby shall be attacked, endangered, or questioned or if any legal proceedings are instituted against such Grantor with respect thereto, such Grantor will give prompt written notice thereof to the Lenders and will diligently endeavor to cure any defect that may be developed or claimed, and will take all necessary and proper steps for the defense of such legal proceedings, and the Lenders (whether or not named as a party to legal proceedings with respect thereto) are hereby authorized and empowered to take such additional steps as in their judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of this Security Agreement and the right, title, security interest, and other interests created or evidenced hereby, and all expenses so incurred of every kind and character shall be a demand obligation owing by such Grantor, and the Person incurring such expenses shall be subrogated to all rights of the Person receiving such payment;

(f)            Such Grantor will, on request of either Lender, (i) promptly correct any defect, error or omission which may be discovered in the contents of this Security Agreement or in any other instrument executed in connection herewith or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver and record or file such further instruments (including further security agreements, financing statements and continuation statements) and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Security Agreement and such other instruments and to subject to the security interests hereof and thereof any property intended by the terms hereof and thereof to be covered hereby and thereby, including any renewals, additions, substitutions, replacements or appurtenances to the Pledged Collateral; and (iii) execute, acknowledge, deliver, procure and record or file any document or instrument (including any financing statement) deemed advisable by either Lender to protect the security interest hereunder against the rights or interests of third persons;

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(g)            Such Grantor shall account fully and faithfully for and, if the Lenders so elect following the occurrence and during the continuance of an Event of Default, shall promptly pay or turn over to Greenle Alpha the proceeds in whatever form received from disposition in any manner of any of the Pledged Collateral. Such Grantor shall keep accurate and complete records of the Pledged Collateral and its proceeds;

(h)            From time to time, upon demand of Greenle Alpha, such Grantor will keep and stamp or otherwise mark any and all instruments, documents and chattel paper and its individual books and records relating to any of the Pledged Collateral in such a manner as Greenle Alpha may reasonably require; and

(i)            Such Grantor shall furnish the Lenders all such information as the Lenders may reasonably request with respect to the Pledged Collateral.

SECTION 7.           Voting Rights; Dividends; Etc.

(a)            So long as no Event of Default shall have occurred and be continuing:

(i)            Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Security Agreement or any other Transaction Document; provided, however, that each Grantor shall give the Lenders at least five (5) days’ written notice of the manner in which he intends to exercise, or the reasons for refraining from exercising, any voting or other consensual rights pertaining to the Pledged Collateral or any part thereof which may have a material adverse effect on the value of the Pledged Collateral or any part thereof.

(ii)            Any and all of the following shall be delivered in the ordinary course and pursuant to the Company’s charter and by-laws:

(A)            dividends or interest paid or payable other than in cash in respect of, and instruments and other property received, receivable, or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; and

(B)            dividends and other distributions hereafter paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus.

(b)            Upon the occurrence and during the continuance of an Event of Default:

(i)            All rights of each Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in Greenle Alpha, which shall thereupon have the sole right to exercise such voting and other consensual rights.

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(ii)            Each Grantor shall execute and deliver (or cause to be executed and delivered to Greenle Alpha) all such proxies and other instruments as Greenle Alpha may reasonably request for the purpose of enabling Greenle Alpha to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(b)(i) and to receive the dividends or interest payments which it is entitled to receive and retain pursuant to this Section 7.

(iii)            Dividends or any other cash distributions received by any Grantor in respect of the Pledged Collateral with the exception of cash distributions received from the Company to satisfy Grantor’s tax obligations due to Company profits and to fulfill Grantor’s covenant of Section 6(d) hereof prior to payment in full of all amounts due and owing under or in connection with the Obligations (including principal, premium, if any, interest, fees and expenses on or in connection with the Obligations) shall be received and held in trust for the Lender, and will be promptly paid over to Greenle Alpha in the form received for application to the payment of such obligations until all such Obligations have been paid in full in such manner and order and at such time as Greenle Alpha shall select.

SECTION 8.           No Transfers and Other Liens. Except as set forth in the May Purchase Agreement, the June Purchase Agreement, the September Purchase Agreement, the November Loan Agreement or this Security Agreement, no Grantor shall sell, exchange or otherwise dispose of, or grant any option, warrant, or other right with respect to or any interest in, any of the Pledged Collateral or create or permit to exist any lien upon or with respect to any of the Pledged Collateral (other than (A) the lien created hereby, (B) Permitted Liens, (C) the transfer of goods, inventory and Collateral in the ordinary course of a Grantor’s business, and (D) transfers to the Company or other subsidiaries of the Company or a Grantor that have pledged their assets as collateral to secure payment of the Secured Obligations.

SECTION 9.           Greenle Alpha Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Greenle Alpha to be Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, from time to time in Greenle Alpha’s discretion, to take any action and to execute any instrument which Greenle Alpha may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:

(a)            to ask, demand, collect, sue for, recover, compound, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(b)            to receive, endorse and collect any drafts or other instruments, documents, and chattel paper in connection with Section 9(a); and

(c)            to file any claims or take any action or institute any proceedings which the Lender may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Greenle Alpha with respect to any of the Pledged Collateral.

SECTION 10.         Greenle Alpha May Perform. If any Grantor fails to perform any covenant or agreement herein, Greenle Alpha may itself perform, or cause performance of, such covenant or agreement, and the expenses of Greenle Alpha incurred in connection therewith shall be payable by such Grantor.

SECTION 11.          Reasonable Care. Greenle Alpha shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which Greenle Alpha accords its own property, it being understood that Greenle Alpha shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Pledged Collateral, whether or not Greenle Alpha has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any Persons with respect to any Pledged Collateral.

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SECTION 12.         Remedies upon an Event of Default; Recourse Nature of Grantor’s Obligations. If any Event of Default shall have occurred:

(a)            Greenle Alpha may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC, or under the laws of any other applicable jurisdiction, at that time, and Greenle Alpha may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Greenle Alpha’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as Greenle Alpha may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Greenle Alpha shall not be obligated to make any sale of Pledged Collateral, regardless of whether notice of sale has been given. Greenle Alpha may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Greenle Alpha is authorized to conduct any private sale of the Pledged Collateral or any part thereof in a manner that will not require the Pledged Collateral or any part thereof to be registered under the Securities Act or any other applicable securities laws. In this regard, each Grantor acknowledges and agrees that Greenle Alpha may, in its discretion, approach a restricted number of potential purchasers and that a sale under those circumstances may yield a lower price for the Pledged Collateral or any part thereof then would otherwise be obtainable if the sale of the Pledged Collateral or any part thereof were registered under the Securities Act and applicable state securities laws. Each Grantor agrees that (i) if Greenle Alpha shall so sell the Pledged Collateral or any part thereof at such a private sale or sales, Greenle Alpha shall have the right to rely upon the advice or opinion of any federally registered securities broker or dealer as to the best price reasonably obtainable upon such a private sale and (ii) such reliance shall be conclusive evidence that Greenle Alpha handled such matter in a commercially reasonable manner.

(b)            In addition to the rights of Greenle Alpha under Section 7, any cash held by Greenle Alpha as Pledged Collateral and all cash proceeds received by Greenle Alpha in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of Greenle Alpha, be held by Greenle Alpha as collateral for, and then or at any time thereafter applied in whole or in part by Greenle Alpha against, the Obligations in such order as Greenle Alpha shall select. Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by Greenle Alpha and remaining after payment in full of all the Obligations shall be paid over to Grantors, or to whomsoever may be lawfully entitled to receive such surplus, within a reasonable period of time; provided, that Greenle Alpha shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Security Agreement.

(c)            Without limiting in any manner any of any Grantor’s obligations or any of Greenle Alpha’s rights under any of the other terms and provisions of this Security Agreement or under any of the terms of the Notes, each Grantor’s liability, and Greenle Alpha’s recourse to any assets of Grantor other than the Pledged Collateral, upon the occurrence of any Event of Default shall be per the Guaranty between Greenle Alpha and Grantors set forth herein.

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SECTION 13.         Security Interest Absolute. All rights of Greenle Alpha hereunder and all obligations of Grantors hereunder, and the security interest created hereunder shall, to the extent permitted by applicable law, be absolute and unconditional, irrespective of:

(a)            any lack of validity or enforceability of any of the Transaction Documents;

(b)            any change in the time, manner, or place of payment of, or in any other term of, all or any of the Obligations or any other amendment or waiver of or any consent to any departure from any of the Transaction Documents;

(c)            any exchange, release, or non-perfection of any collateral standing as security for the Obligations or any liabilities incurred directly or indirectly hereunder or any set-off against any of such liabilities, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

(d)            any other circumstance which might otherwise constitute a defense available to, or a discharge of, Grantor, or any other Person that is obligated in respect of any of the Obligations.

SECTION 14.         Continuing Security Interest; Assignment. This Security Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) be binding upon each Grantor and its executors, trustees, receivers, successors and permitted assigns; and (b) inure to the benefit of and be enforceable by Greenle Alpha, and its trustees, receivers, successors and assigns. No Grantor may assign any of its rights or obligations under this Security Agreement without Greenle Alpha’s prior written consent; and any such purported assignment without such consent shall be void and ineffective.

SECTION 15.         Waiver of Marshalling. All rights of marshalling of assets of each Grantor, including any such right with respect to the Pledged Collateral, are hereby waived by Grantors.

SECTION 16.         Additional Guarantors. The Company agrees that any Subsidiary (defined below) of the Company that is not already a party to this Agreement shall, within five (5) business days of becoming a Subsidiary, become a Subsidiary Grantor, with the same force and effect as if originally named as Subsidiary Grantor herein, for all purposes of this Agreement by executing and delivering to Greenle Alpha a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Subsidiary Grantor as a party to this Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Subsidiary Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Grantor as a party to this Agreement. For purposes of this Section 16, “Subsidiary” means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Company.

SECTION 17.         No Waiver; Remedies. No failure on the part of Greenle Alpha to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

AMENDED & RESTATED GUARANTY AND SECURITY AGREEMENT – PAGE 9

SECTION 18.         GOVERNING LAW. THIS SECURITY AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS AND AGREEMENTS EXECUTED BY THE PARTIES HERETO UNDER THE LAWS OF THE STATE OF DELAWARE, AND SHALL BE GOVERNED BY, ENFORCED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND APPLICABLE FEDERAL LAW.

SECTION 19.         Notices: Notices, reports, and other communications hereunder shall be in writing, shall be given by personal or courier service or by mail, and shall be deemed to be given and received (i) upon the addressee's receipt if delivered in person or by courier or (ii) upon the earlier of the addressee's receipt and three Business Days following the date such notices, reports, and payments are placed in the United States mail, if properly posted with postage prepaid, by certified mail in an envelope properly addressed, to the addresses denoted under the signatures of the Grantors and Greenle Alpha hereto or to such other address as any Party may specify in a written notice to the other Parties in accordance with this Section 19.

SECTION 20.         Headings; Certain Terms. The headings in this Security Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Security Agreement or any provision hereof. In this Security Agreement, (a) “include” and “including” do not signify or imply any limitation, (b) “Section” refers to a Section of this Security Agreement, unless otherwise stated, (c) “hereunder,” “hereof,” “hereto,” and similar terms are references to this Security Agreement as a whole, and not to any particular provision of this Security Agreement, and (d) “UCC” refers to the Uniform Commercial Code in effect in the State of Delaware.

SECTION 21.         FINAL AGREEMENT OF THE PARTIES: THIS SECURITY AGREEMENT, TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS (AS SUCH TERM IS DEFINED IN EACH OF THE MAY PURCHASE AGREEMENT, THE JUNE PURCHASE AGREEMENT, THE SEPTEMBER PURCHASE AGREEMENT AND THE NOVEMBER LOAN AGREEMENT) CONSTITUTES THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 22.         Guaranty. The Guarantors hereby, jointly and severally, absolutely, irrevocably and unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations and the performance of all agreements of the Company now or hereafter existing under the Notes and the other Transaction Documents (as such term is defined in each of the May Purchase Agreement, the June Purchase Agreement, the September Purchase Agreement and the November Loan Agreement), whether for principal, interest, fees, expenses or otherwise. In the event of any failure of the Company to pay or perform when due the Obligations under the Notes and the other Transaction Documents (as such term is defined in each of the May Purchase Agreement, the June Purchase Agreement, the September Purchase Agreement and the November Loan Agreement), the Guarantors will, jointly and severally, immediately pay and perform the same at the time and place, and in the funds and manner, provided for in the applicable Transaction Documents (as such term is defined in each of the May Purchase Agreement, the June Purchase Agreement, the September Purchase Agreement and the November Loan Agreement), without set-off, counterclaim or deduction of any kind.

[Signature Page Follows]

AMENDED & RESTATED GUARANTY AND SECURITY AGREEMENT – PAGE 10

IN WITNESS WHEREOF, the Parties have caused this Security Agreement to be duly executed and delivered as of the date first above written.

LENDERS:

Greenle Partners LLC Series Alpha P.S.

By:
Alan Uryniak
Managing Member
156 West Saddle River Road
Saddle River, NJ 07458

Greenle Partners LLC Series Beta P.S.

By:
Alan Uryniak
Managing Member
156 West Saddle River Road
Saddle River, NJ 07458

THE COMPANY:

LuxUrban Hotels Inc.,
a Delaware corporation

By:
Brian Ferdinand
Chief Executive Officer
2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

GUARANTORS:

SoBeNY Partners Inc.,
a Delaware corporation

By:
Name: Brian Ferdinand
Title: Chief Executive Officer of
LuxUrban Hotels Inc., Manager
2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

AMENDED & RESTATED GUARANTY AND SECURITY AGREEMENT – PAGE 11

LuxUrban RE Holdings LLC,
a Delaware limited liability company

By:
Name: Brian Ferdinand
Title: Chief Executive Officer of
LuxUrban Hotels Inc., Manager
2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

LuxUrban LLC,
a Delaware limited liability company

By:
Name: Brian Ferdinand
Title: Chief Executive Officer of
LuxUrban Hotels Inc., Manager
2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

S-Be Rentals, LLC,
a Florida limited liability company

By:
Name: Brian Ferdinand
Title: Chief Executive Officer of
LuxUrban Hotels Inc., Manager
2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

Corphousing UK Limited,
a UK private limited company

By:
Name: Brian Ferdinand
Title: Chief Executive Officer of
LuxUrban Hotels Inc., Manager
2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

CorpHousing RSL LLC,
a Delaware limited liability company

By:
Name: Brian Ferdinand
Title: Chief Executive Officer of
LuxUrban Hotels Inc., Manager
2125 Biscayne Blvd., Suite 253
Miami, Florida 33137

AMENDED & RESTATED GUARANTY AND SECURITY AGREEMENT – PAGE 12

EXHIBIT E

ATTACHMENT 1

All right, title, interest, claims and demands of each Grantor in and to the following property now held by or hereafter acquired by such Grantor:

1.	All Accounts;

2.	All Chattel Paper;

3.	All Deposit Accounts and cash;

4.	All Documents;

5.	All General Intangibles;

6.	All Goods;

7.	All Instruments;

8.	All Intellectual Property;

9.	All Inventory;

10.	All Investment Property;

11.	All Unencumbered Equipment;

12.	All Pledged Equity; and

13.	All Letter-of-Credit Rights.

To the extent not otherwise included, all Proceeds and products of any and all of the foregoing, and all accessions to, substitutions and replacements for, and rents and profits of each of the foregoing.

The term “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

The term “Intellectual Property” means, with respect to each Grantor, all intellectual and similar property of every kind and nature now owned or hereafter acquired by such Grantor, including inventions, designs, patents (whether registered or unregistered), copyrights (whether registered or unregistered), trademarks (whether registered or unregistered), trade secrets, domain names, confidential or proprietary technical and business information, know-how, methods, processes, drawings, specifications or other data or information and all memoranda, notes and records with respect to any research and development, software and databases and all embodiments or fixations thereof whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

The term “Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or other entity of whatever nature.

The term “Pledged Equity” means, with respect to each Grantor, 100% of the issued and outstanding Equity Interests of each Subsidiary that is directly owned by such Grantor, including, without limitation, the Equity Interests of the Subsidiary Grantors, in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following: (a) all Equity Interests representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and (b) in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Equity Interests of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of such Grantor.

The term “Subsidiary” means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by a Grantor.

All capitalized terms used in this Attachment 1 and not otherwise defined herein, shall have the respective meanings given to such terms in the Uniform Commercial Code of the State of Delaware as in effect from time to time.

EXHIBIT E

SCHEDULE I

TO THE

GUARANTY AND SECURITY AGREEMENT

Legal Name and Address	Jurisdiction of Incorporation or Organization	Type of Organization or Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number

LuxUrban Hotels Inc.	Delaware	Corporation
SoBeNY Partners Inc.	Delaware	Corporation
LuxUrban RE Holdings LLC	Delaware	Limited Liability Company
LuxUrban LLC	Delaware	Limited Liability Company
S-Be Rentals, LLC	Delaware	Limited Liability Company
Corphousing UK Limited	United Kingdom	Private Limited Company
CorpHousing RSL LLC	Delaware	Limited Liability Company

ANNEX A

SUPPLEMENT TO THE AMENDED AND RESTATED

GUARANTY AND SECURITY AGREEMENT

SUPPLEMENT NO. [    ] dated as of [            ], to the Amended and Restated Guaranty and Security Agreement dated as of November 23, 2022 (the “Security Agreement”) by and among LuxUrban Hotels Inc., a Delaware corporation (the “Company”), each of the subsidiaries of the Company listed on the signature pages thereto or that becomes a party thereto pursuant to Section 16 of the Security Agreement (each such entity being a “Subsidiary Grantor” and collectively, the “Subsidiary Grantors”; the Company and the Subsidiary Grantors are referred to collectively as the “Grantors”), Greenle Partners LLC Series Alpha P.S. and Greenle Partners LLC Series  Beta P.S. (collectively, the “Lenders”).

A.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

B.            The Grantors have entered into the Security Agreement in order to induce the Lenders to make the Loans to the Company.

C.            Section 16 of the Security Agreement provides that each Subsidiary of the Company that is required to become a party to the Security Agreement shall become a Subsidiary Grantor, with the same force and effect as if originally named as a Subsidiary Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders to make the Loans.

Accordingly, the Lenders and the New Grantors agree as follows:

SECTION 1. In accordance with Section 16 of the Security Agreement, each New Grantor by its signature below becomes a Subsidiary Grantor under the Security Agreement with the same force and effect as if originally named therein as a Subsidiary Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Subsidiary Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to Greenle Alpha for the benefit of the Lenders, and hereby grants to Greenle Alpha, a Security Interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Subsidiary Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. Each New Grantor represents and warrants to the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Lenders and the Company. This Supplement shall become effective as to each New Grantor when the Lenders shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Lenders.

SECTION 4. Such New Grantor hereby represents and warrants that (a) set forth on Schedule I hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the identity or type of organization or corporate structure of such New Grantor (iv) the Federal Taxpayer Identification Number and organizational number of such New Grantor and (v) the true and correct location of the chief executive office and principal place of business and any office in which it maintains books of records relating to Collateral owned by it.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. This supplement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the state of Delaware.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with the Security Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Company at the Company’s address set forth in the Security Agreement.

IN WITNESS WHEREOF, each New Grantor and the Lenders have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

GREENLE PARTNERS LLC SERIES ALPHA P.S.

By:
Name:
Title:

GREENLE PARTNERS LLC SERIES BETA P.S.

By:
Name:
Title:

SCHEDULE I

TO SUPPLEMENT NO.      TO THE AMENDED AND RESTATED

GUARANTY AND SECURITY AGREEMENT

Legal Name and Address	Jurisdiction of Incorporation or Organization	Type of Organization or Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number

Exhibit 10.4

Greenle Partners LLC Series Alpha P.S.

156 W Saddle River Road

Saddle River, New Jersey  07458

November 23, 2022

LuxUrban Hotels Inc.

2125 Biscayne Blvd
Suite 253
Miami, Florida 33137

Gentlemen:

Reference is made to the Securities Purchase Agreement dated as of September 30, 2022 (the “Agreement”) between LuxUrban Hotels Inc., a Delaware corporation (the “Company”), and Greenle Partners LLC Series Alpha P.S., a Delaware limited liability company (“Greenle”), as amended or supplemented to the date hereof. Terms used but not defined herein have the respective meanings set forth in the Agreement.

Pursuant to Section 5.1(a) of the Agreement, in connection with the Closing under the Agreement on October 20, 2022, Greenle has been issued Credits in the aggregate amount of $1,466,250 (the “Subject Credits”). Greenle hereby elects to apply the Subject Credits in full to acquire a 100% Credit Percentage in the Revenue Share with respect to the premises known as the Wagner Hotel located at 2 West Street, New York, New York 10013 (the “Wagner Property”).

Notwithstanding the provisions of Section 5.1(b) of the Agreement, the term “Applicable Percentage,” as it relates to the Wagner Property (or to any Replacement Property that may replace the Wagner Property), shall mean for each of the first twenty (20) Revenue Share Periods for such Property, eighteen percent (18%), and for each other Revenue Share Period during the Original Lease Term, three percent (3%); provided, however, that when the Company makes the January 2023 payments as required under terms of the Series D 15% OID Senior Secured Promissory Notes of the Company (the “Series D Notes”) issued on the date hereof under the terms of the Loan Agreement dated as of the date hereof among the Company, Greenle and Greenle Partners LLC Series Beta P.S., the Applicable Percentage for the Wagner Property (or for any Replacement Property that may replace the Wagner Property) shall be reduced to fourteen percent (14%) for each of the first ten (10) Revenue Share Periods for such Property, eleven percent (11%) for each of the next ten (10) Revenue Share Periods for such Property and three percent (3%) for each other Revenue Share Period during the Original Lease Term; and provided, further, that if the Company fails to make such January 2023 payments or makes such payments and thereafter fails to make any other payment under the Series D Notes when due, the Applicable Percentage shall reset to the original amount.

Greenle Partners LLC Series Alpha P.S.

November 23, 2022

If the foregoing accurately sets forth our understanding and agreement as to the matters set forth above, please acknowledge your agreement by signing below and returning to me a copy of this letter.

Very truly yours,

Greenle Partners LLC Series Alpha P.S.

By:
Name: Alan Uryniak
Title: Manager

ACKNOWLEDGED and AGREED:

LuxUrban Hotels Inc.

By:
Name: Brian Ferdinand
Title: Chief Executive Officer